Form 10-K, Exhibit 13
period 2006-12-31
ML Winton FuturesAccess LLC
filed 2007-03-30
CIK 1309136

Exhibit 13.01

ML WINTON FUTURESACCESS LLC

(A Delaware Limited Liability Company)

Financial Statements for the year ended December 31, 2006

and for the period February 1, 2005

(Commencement of Operations) to December 31, 2005

and Report of Independent Registered Public Accounting Firm

ML WINTON FUTURESACCESS LLC

(A Delaware Limited Liability Company)

TABLE OF CONTENTS

Page
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	1

FINANCIAL STATEMENTS:

Statements of Financial Condition as of December 31, 2006 and 2005	2

Statements of Operations for the year ended December 31, 2006 and for the period February 1, 2005
(commencement of operations) to December 31, 2005	3

Statements of Changes in Members’ Capital for the year ended December 31, 2006 and for the period
February 1, 2005 (commencement of operations) to December 31, 2005	4-5

Financial Data Highlights for the year ended December 31, 2006	6

Notes to Financial Statements	7-14

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Members of

  ML Winton FuturesAccess LLC:

We have audited the accompanying statements of financial condition of ML Winton FuturesAccess LLC (the “Fund”) as of December 31, 2006 and 2005, and the related statements of operations and of changes in members’ capital for the year ended December 31, 2006 and for the period February 1, 2005 (commencement of operations) to December 31, 2005, and the financial data highlights for the year ended December 31, 2006. These financial statements and financial data highlights are the responsibility of the Fund’s management.  Our responsibility is to express an opinion on these financial statements and financial data highlights based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and financial data highlights are free of material misstatement.  The Fund is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Fund’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements and financial data highlights referred to above present fairly in all material respects, the financial position of ML Winton FuturesAccess LLC as of December 31, 2006 and 2005, the results of its operations and the changes in its members’ capital for the year ended December 31, 2006 and for the period February 1, 2005 (commencement of operations) to December 31, 2005, and the financial data highlights for the year ended December 31, 2006 in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP
New York, New York
March 27, 2007

ML WINTON FUTURESACCESS LLC

(A Delaware Limited Liability Company)

STATEMENTS OF FINANCIAL CONDITION

DECEMBER 31, 2006 and 2005

	2006	2005
ASSETS:
Equity in commodity futures trading accounts:
Cash (including restricted cash of $97,706,658 for 2006 and $47,889,971 for 2005)	$320,681,230	$109,899,009
Net unrealized gains on open contracts	11,425,353	2,753,205
Cash	70,297	24,500
Accrued interest	1,354,727	371,172

TOTAL ASSETS	$333,531,607	$113,047,886

LIABILITIES AND MEMBERS’ CAPITAL:
LIABILITIES:
Brokerage commissions payable	$173,655	$99,983
Management fee payable	548,086	186,436
Sponsor fee payable	511,423	177,891
Redemptions payable	3,409,083	252,301
Perfomance fee payable	5,417,903	-
Initial offering costs payable	152,506	224,507
Other	268,807	138,726

Total liabilities	10,481,463	1,079,844

MEMBERS’ CAPITAL:
Sponsor’s Interest (19,470 Units and 19,470 Units)	23,313	20,794
Members’ Interest (272,578,635 Units and 105,806,686 Units)	323,026,831	111,947,248
Total members’ capital	323,050,144	111,968,042

TOTAL LIABILITIES AND MEMBERS’ CAPITAL	$333,531,607	$113,047,886

NET ASSET VALUE PER UNIT (NOTE 5)

(Based on 272,598,105 and 105,826,156 Units outstanding, unlimited Units authorized)

See notes to financial statements.

ML WINTON FUTURESACCESS LLC

(A Delaware Limited Liability Company)

STATEMENTS OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2006 AND FOR THE PERIOD FEBRUARY 1, 2005

(COMMENCEMENT OF OPERATIONS) TO DECEMBER 31, 2005

	2006	2005
TRADING PROFIT (LOSS):

Realized	$22,914,555	$(3,305,781)
Change in unrealized	8,672,148	2,753,205
Brokerage commissions	(1,603,878)	(824,294)

Total trading profit (loss)	29,982,825	(1,376,870)

INVESTMENT INCOME:
Interest	10,650,742	1,641,584

EXPENSES:
Management fee	4,555,234	1,021,481
Sponsor fee	4,248,731	990,670
Performance fee	5,417,903	-
Other	996,583	166,414
Total expenses before reimbursement	15,218,451	2,178,565
Sponsor’s fee reimbursement	—	(5,965)
Total expenses	15,218,451	2,172,600

NET INVESTMENT LOSS	(4,567,709)	(531,016)

NET INCOME (LOSS)	$25,415,116	$(1,907,886)

NET INCOME (LOSS) PER UNIT:

Weighted average number of Units outstanding
Class A	25,243,561	6,815,122
Class C	123,144,172	31,590,439
Class D	26,745,338	4,688,772
Class I	25,587,259	8,735,165

Net income (loss) per weighted average Unit
Class A	$0.1411	$(0.0340)
Class C	$0.1249	$(0.0198)
Class D	$0.1029	$(0.1123)
Class I	$0.1455	$(0.0598)

See notes to financial statements.

ML WINTON FUTURESACCESS LLC

(A Delaware Limited Liability Company)

STATEMENTS OF CHANGES IN MEMBERS’ CAPITAL

FOR THE YEAR ENDED DECEMBER 31, 2006 AND FOR THE PERIOD FEBRUARY 1, 2005

(COMMENCEMENT OF OPERATIONS) TO DECEMBER 31, 2005

				Members’ Capital			Members’ Capital
	Initial Offering	Subscriptions	Redemptions	December 31, 2005	Subscriptions	Redemptions	December 31, 2006

Class A	747,825	14,994,194	(219,900)	15,522,119	19,717,183	(3,192,816)	32,046,486
Class C	4,276,000	61,093,676	(2,785,789)	62,583,887	119,771,646	(11,836,091)	170,519,442
Class D	—	11,772,912	(2,008,318)	9,764,594	30,899,806	(1,439,055)	39,225,345
Class I	287,000	18,096,964	(447,878)	17,936,086	15,273,298	(2,422,022)	30,787,362

Total Members’ Units	5,310,825	105,957,746	(5,461,885)	105,806,686	185,661,933	(18,889,984)	272,578,635

Class A	—	9,713	—	9,713	—	—	9,713
Class C	—	9,757	—	9,757	—	—	9,757
Class D	—	—	—	—	—	—	—
Class I	—	—	—	—	—	—	—

Total Sponsor’s Units	—	19,470	—	19,470	—	—	19,470

See notes to financial statements.

ML WINTON FUTURESACCESS LLC

(A Delaware Limited Liability Company)

STATEMENTS OF CHANGES IN MEMBERS’ CAPITAL

FOR THE YEAR ENDED DECEMBER 31, 2006 AND FOR THE PERIOD FEBRUARY 1, 2005

(COMMENCEMENT OF OPERATIONS) TO DECEMBER 31, 2005

		Initial			Net Income	Members’ Capital			Net Income	Member’s Capital
	Initial Offering	Offering Costs	Subscriptions	Redemptions	(Loss)	December 31, 2005	Subscriptions	Redemptions	(Loss)	December 31, 2006

Class A	$747,825	$(39,666)	$16,362,654	$(236,426)	$(232,299)	$16,602,088	$22,242,955	$(3,704,770)	$3,559,465	$38,699,738
Class C	4,276,000	(165,575)	66,010,287	(3,023,701)	(626,972)	66,470,039	133,755,451	(13,387,079)	15,377,241	202,215,652
Class D	—	(22,125)	12,352,675	(2,006,064)	(526,764)	9,797,722	33,979,201	(1,576,485)	2,752,208	44,952,646
Class I	287,000	(45,079)	19,856,985	(498,862)	(522,645)	19,077,399	17,103,221	(2,745,508)	3,723,683	37,158,795

Total Members’ Interests	$5,310,825	$(272,445)	$114,582,601	$(5,765,053)	$(1,908,680)	$111,947,248	$207,080,828	$(21,413,842)	$25,412,597	$323,026,831

Class A	$—	$—	$10,000	$—	$410	$10,410	$—	$—	$1,327	$11,737
Class C	—	—	10,000	—	384	10,384	—	—	1,192	11,576
Class D	—	—	—	—	—	—	—	—	—	—
Class I	—	—	—	—	—	—	—	—	—	—
Total Sponsor’s Interest	$—	$—	$20,000	$—	$794	$20,794	$—	$—	$2,519	$23,313
Total Members’ Capital	$5,310,825	$(272,445)	$114,602,601	$(5,765,053)	$(1,907,886)	$111,968,042	$207,080,828	$(21,413,842)	$25,415,116	$323,050,144

See notes to financial statements.

ML WINTON FUTURESACCESS LLC

(A Delaware Limited Liability Company)

FINANCIAL DATA HIGHLIGHTS
FOR THE YEAR ENDED DECEMBER 31, 2006

The following per Unit data and ratios have been derived from information provided in the financial statements.

	Class A	Class C	Class D	Class I
Per Unit Operating Performance:

Net asset value, beginning of period	$1.0696	$1.0621	$1.0034	$1.0636
Realized trading profit	0.1115	0.1102	0.1059	0.1110
Change in unrealized	0.0521	0.0516	0.0489	0.0519
Brokerage commissions	(0.0084)	(0.0083)	(0.0079)	(0.0083)
Interest income	0.0524	0.0518	0.0494	0.0523
Expenses	(0.0696)	(0.0815)	(0.0537)	(0.0636)
Net asset value, end of period	$1.2076	$1.1859	$1.1460	$1.2069

Total Return:

Total return before Performance fees	15.17%	14.02%	16.91%	15.63%
Performance fees	-2.22%	-2.35%	-2.59%	-2.11%
Total return after Performance fees	12.79%	11.52%	14.05%	13.37%

Ratios to Average Members’ Capital:

Expenses (excluding Performance fees)	4.12%	5.20%	2.61%	3.66%
Performance fees	2.36%	2.56%	2.72%	2.19%
Expenses (including Performance fees)	6.48%	7.76%	5.33%	5.85%

Net investment loss	-1.60%	-2.83%	-0.29%	-1.04%

See notes to financial statements.

ML WINTON FUTURESACCESS LLC

(A Delaware Limited Liability Company)

NOTES TO FINANCIAL STATEMENTS

1.             SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization

ML Winton FuturesAccess LLC (the “Fund”), a Merrill Lynch FuturesAccess Program (the “Program”) fund, was organized under the Delaware Limited Liability Company Act on May 17, 2004 and commenced trading activities on February 1, 2005. The Fund engages in the speculative trading of futures, options on futures and forward contracts on a wide range of commodities. Winton Capital Management (“Winton”) is the trading advisor of the Fund.  Merrill Lynch Alternative Investments LLC (“MLAI”) is the Sponsor of the Fund. MLAI is an indirect wholly-owned subsidiary of Merrill Lynch & Co., Inc. (“Merrill Lynch”). Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”), a wholly-owned subsidiary of Merrill Lynch, is the Fund’s commodity broker.

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

The Fund offers four Classes of Units: Class A, Class C, Class D and Class I. Each Class of Units was offered at $1.00 per Unit during the initial offering period and subsequently is offered at Net Asset Value per Unit for other reporting purposes (see Note 5). The four Classes of Units are subject to different sponsor fees.

Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

Revenue Recognition

Commodity futures, options on futures and forward contract transactions are recorded on the trade date and open contracts are reflected in Net unrealized gains on open contracts in the Statements of Financial Condition as the difference between the original contract value and the market value (for those commodity interests for which market quotations are readily available) or at fair value.  The Change in unrealized profit (loss) on open contracts from one period to the next is reflected in Change in unrealized under trading profit (loss) in the Statements of Operations.

Foreign Currency Transactions

The Fund’s functional currency is the U.S. dollar; however, it transacts business in U.S. dollars and in currencies other than the U.S. dollar.  Assets and liabilities denominated in currencies other than the U.S. dollar are translated into U.S. dollars  at the rates in effect at the date of the Statements of Financial Condition.  Income and expense items denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rates in effect during the period.  Gains and losses resulting from the translation to U.S. dollars are reported in Realized in the Statements of Operations.

Cash at Broker

A portion of the assets maintained at MLPF&S is restricted cash required to meet maintenance margin requirements.  Included in cash deposits with the broker at December 31, 2006 and 2005 were restricted cash for margin requirements of $97,706,658 and $47,889,971, respectively.

Operating Expenses, Offering Costs and Selling Commissions

The Fund pays for all routine operating costs (including ongoing offering costs, administration, custody, transfer, exchange and redemptions process, legal, regulatory filing, tax, audit, escrow, accounting and printing fees and expenses) incurred by the Fund. The Fund also pays any extraordinary expenses.

MLAI paid all the expenses incurred in connection with the initial offering of the Units.  The costs consist of offering costs at the Program level.  The Fund is reimbursing MLAI for these costs in 60 monthly installments.  For financial reporting purposes in conformity with U.S. GAAP, the Fund deducted the total initial offering costs of $272,445 from Members’ Capital at inception.  For all other purposes, including determining the Net Asset Value per Unit for subscription and redemption purposes, the Fund amortizes offering costs over a 60 month period (see Note 5).

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

Distributions

The Members are entitled to receive, equally per Unit, any distributions which may be made by the Fund.  No such distributions have been declared for the year ended December 31, 2006 and the period ended December 31, 2005.

Subscriptions

Units are offered as of the close of business at the end of each month.  Shares are purchased as of the first business day of any month at Net Asset Value for all other purposes (see Note 5), but the subscription request must be submitted at least three calendar days before the end of the preceding month.  Subscriptions submitted less than three days before the end of a month will be applied to Units subscriptions as of the beginning of the second month after receipt, unless revoked by MLAI.

Redemptions and Exchanges

A Member may redeem or exchange some or all of such Member’s Units at Net Asset Value for all other purposes (see Note 5) as of the close of business, on the last business day of any month, upon ten calendar days’ notice.

An investor in the Fund can exchange these Units for Units of the same Class trading in other Program Funds as of the beginning of each calendar month upon at least ten days prior notice. The minimum exchange amount is $10,000.

Dissolution of the Fund

The Fund may terminate if certain conditions occur, as set forth in the offering memorandum.

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

2.                                       CONDENSED SCHEDULE OF INVESTMENTS

The Fund’s investments, defined as Net unrealized gains on open contracts in the Statements of Financial Condition as of December 31, 2006 and 2005 are as follows:

2006

	Long Positions			Short Positions			Net Unrealized
			Percent of			Percent of	Profit (Loss)	Percent of
Commodity Industry Sector	Number of Contracts	Unrealized Profit (Loss)	Members’ Capital	Number of Contracts	Unrealized Profit (Loss)	Members’ Capital	on Open Positions	Members’ Capital	Maturity Dates

Agriculture	904	$277,975	0.09%	(1,248)	$(826,759)	-0.26%	$(548,784)	-0.17%	January 07 - May 07
Currencies	3,451	444,448	0.14%	(1,411)	4,169,310	1.29%	4,613,758	1.43%	March 07
Energy	—	—	0.00%	(1,104)	3,772,285	1.17%	3,772,285	1.17%	January 07 - March 07
Interest rates	4,959	(3,685,849)	-1.14%	(13,583)	1,626,185	0.50%	(2,059,664)	-0.64%	March 07 - June 08
Metals	1,222	263,461	0.08%	(343)	(456,894)	-0.14%	(193,433)	-0.06%	January 07 - April 07
Stock indices	6,186	5,841,191	1.81%	—	—	0.00%	5,841,191	1.81%	January 07 - March 07

Total		$3,141,226	0.98%		$8,284,127	2.56%	$11,425,353	3.54%

2005

	Long Positions			Short Positions			Net Unrealized
			Percent of			Percent of	Profit (Loss)	Percent of
Commodity Industry Sector	Number of Contracts	Unrealized Profit (Loss)	Members’ Capital	Number of Contracts	Unrealized Profit (Loss)	Members’ Capital	on Open Positions	Members’ Capital	Maturity Dates

Agriculture	539	$182,527	0.16%	(1,169)	$(555,113)	-0.50%	$(372,586)	-0.34%	January 06 - May 06
Currencies	1,433	(385,468)	-0.34%	(1,209)	(200,166)	-0.18%	(585,634)	-0.52%	March 06
Energy	—	—	0.00%	(306)	(390,430)	-0.35%	(390,430)	-0.35%	January 06 - February 06
Interest rates	7,365	1,370,861	1.22%	(5,270)	661,570	0.59%	2,032,431	1.81%	February 06 - June 07
Metals	1,263	4,018,619	3.59%	(419)	(1,544,744)	-1.37%	2,473,875	2.22%	January 06 - November 06
Stock indices	2,372	(404,452)	-0.36%	—	—	—	(404,452)	-0.36%	January 06 - March 06

Total		$4,782,087	4.27%		$(2,028,882)	-1.81%	$2,753,205	2.46%

No individual contract’s unrealized gain or loss comprised greater than 5% of Members’ Capital as of December 31, 2006 and 2005.

3.                                       RELATED PARTY TRANSACTIONS

The Fund’s U.S. dollar assets are maintained at MLPF&S. On assets held in U.S. dollars, Merrill Lynch credits the Fund with interest at the most favorable rate payable by MLPF&S to accounts of Merrill Lynch affiliates but not less than 75% of such prevailing rate.  The Fund is credited with interest on any of its assets and net gains actually held by MLPF&S non-U.S. dollar currencies at a prevailing local rate received by Merrill Lynch.  Merrill Lynch may derive certain economic benefit, in excess of the interest which Merrill Lynch pays to the Fund, from possession of such assets.

Merrill Lynch charges the Fund at prevailing local interest rates for financing realized and unrealized losses on the Fund’s non-U.S. dollar-denominated positions.  Such amounts are netted against interest income due to the insignificance of such amounts.

The Fund’s Class A Units pay Sponsor fees to MLAI at a flat monthly rate equal to .125% (a 1.50% annual rate) of the Class’ month-end net assets, Class C Units pay Sponsor fees to MLAI at a flat monthly rate equal to .2083% (a 2.50% annual rate) of the Class’ month-end net assets, Class I Units pay Sponsor fees to MLAI at a flat monthly rate equal to .0917% (a 1.10% annual rate) of the Class’ month-end net assets. Class D Units do not pay Sponsor fees. There was no Sponsor fee reimbursement for the year ended December 31, 2006. For the period ended December 31, 2005, MLAI reimbursed $5,965 of Sponsor fees to the Fund to offset certain operating expenses.

The Fund pays brokerage commissions on actual cost per round turn. The average round-turn commission rate charged to the Fund for the year ended December 31, 2006 was approximately $9.82 and for the period ended December 31, 2005 was approximately $9.34 (not including, in calculating round-turn, forward contracts on a futures-equivalent basis).

The Fund pays Winton annual management fees of 2.00% of the Fund’s average month-end net assets allocated to them, after reduction for the brokerage commissions accrued with respect to such assets.

4.                                       ADVISORY AGREEMENT

The Fund and Winton have entered into an Advisory Agreement.  This agreement shall continue in effect until December 31, 2014.  Thereafter, this agreement shall be automatically renewed for successive three-year periods, on the same terms, unless terminated by either Winton or the Fund upon 90 days’ notice to the other party.  Winton determines the commodity futures, options on futures and forward contract trades to be made on behalf of their respective Fund accounts, subject to certain trading policies and to certain rights reserved by MLAI.

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

5.                                       NET ASSET VALUE PER UNIT

For financial reporting purposes, in conformity with U.S. GAAP, the Fund deducted the total initial offering costs payable to MLAI at inception from Members’ Capital for purposes of determining Net Asset Value.  For all other purposes, including computing Net Asset Value for purposes of member subscription and redemption activity, such costs are amortized over 60 months.  Consequently, as of December 31, 2006 and 2005, the Net Asset Value and Net Asset Value per Unit of the different Classes for financial reporting purposes and for all other purposes are as follows:

December 31, 2006

	Net Asset Value			Net Asset Value per Unit
	All Other			All Other
	Purposes	Financial	Number of	Purposes	Financial
	(unaudited)	Reporting	Units	(unaudited)	Reporting
Class A	$38,735,519	$38,711,475	32,056,199	$1.2084	$1.2076
Class C	202,316,205	202,227,228	170,529,199	$1.1864	$1.1859
Class D	44,963,275	44,952,646	39,225,345	$1.1463	$1.1460
Class I	37,187,652	37,158,795	30,787,362	$1.2079	$1.2069
	$323,202,651	$323,050,144	272,598,105

December 31, 2005

	Net Asset Value			Net Asset Value per Unit
	All Other			All Other
	Purposes	Financial	Number of	Purposes	Financial
	(unaudited)	Reporting	Units	(unaudited)	Reporting
Class A	$16,645,808	$16,612,498	15,531,832	$1.0717	$1.0696
Class C	$66,613,723	$66,480,423	62,593,644	$1.0642	$1.0621
Class D	$9,817,367	$9,797,722	9,764,594	$1.0054	$1.0034
Class I	$19,115,651	$19,077,399	17,936,086	$1.0658	$1.0636
	$112,192,549	$111,968,042	105,826,156

6.             WEIGHTED AVERAGE UNITS

The weighted average number of Units outstanding for each Class is computed for purposes of calculating net income per weighted average Unit.  The weighted average number of Units outstanding for the year ended December 31, 2006 and the period ended December 31, 2005 equals the Units outstanding for each class as of such date, adjusted proportionately for Units sold or redeemed based on the respective length of time each was outstanding during the period.

7.             RECENT ACCOUNTING PRONOUNCEMENTS

In July 2006, the Financial Accounting Standards Board (“FASB”) issued Interpretation No. 48 (“FIN 48”), Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109. FIN 48 prescribes the minimum recognition threshold a tax position must meet in connection with accounting for uncertainties in income tax positions taken or expected to be taken by an entity before being measured and recognized in the financial statements. Adoption of FIN 48 is required for fiscal years beginning after December 15, 2006. The impact on the Fund financial statements, if any, is currently being assessed.

In September 2006, the Securities Exchange Commission (“SEC”) staff also issued Staff Accounting Bulletin No. 108, Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements (“SAB 108”). While not an official rule or interpretation of the SEC, SAB 108 was issued to address the diversity in practice in quantifying misstatements from prior years and assessing their effect on current year financial statements. SAB 108 is effective for the first annual period ending after November 15, 2006, with early application encouraged. The Fund has assessed the impact of SAB 108 on its financial statements and does not expect the impact of adoption to be material to its financial statements.

In September 2006, the FASB issued Statement of Financial Accounting Standards No. 157, Fair Value Measurements (“FAS 157”).  FAS 157 establishes a common definition for fair value under accounting principles generally accepted in the United States of America, establishes a framework for measuring fair value and expands disclosure requirements about such fair value measurements.  FAS 157 is effective for fiscal years beginning after November 15, 2007.  The Fund is currently evaluating the impact of adopting FAS 157 on its financial statements.

8.             MARKET AND CREDIT RISK

The nature of this Fund has certain risks, which cannot all be presented on the financial statements.  The following summarizes some of those risks.

Market Risk

Derivative instruments involve varying degrees of market risk.  Changes in the level or volatility of interest rates, foreign currency exchange rates or the market values of the financial instruments or commodities underlying such derivative instruments frequently result in changes in the Fund’s net unrealized gains on open contracts on such derivative instruments as reflected in the Statements of Financial Condition.  The Fund’s exposure to market risk is influenced by a number of factors, including the relationships among the derivative instruments held by the Fund as well as the volatility and liquidity of the markets in which the derivative instruments are traded.  Investments in foreign markets may also entail legal and political risks.

MLAI has procedures in place intended to control market risk exposure, although there can be no assurance that they will, in fact, succeed in doing so.  These procedures focus primarily on monitoring the trading of Winton, calculating the Net Asset Value of the Fund as of the close of business on each day and reviewing outstanding positions for over-concentrations.  While MLAI does not intervene in the markets to hedge or diversify the Fund’s market exposure, MLAI may urge Winton to reallocate positions in an attempt to avoid over-concentrations.  However, such interventions are expected to be unusual.  It is expected that MLAI’s basic risk control procedures will consist of the ongoing process of advisor monitoring, with the market risk controls being applied by Winton.

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

The credit risk associated with these instruments from counterparty nonperformance is the Net unrealized gains on open contracts, if any, included in the Statements of Financial Condition. The Fund attempts to mitigate this risk by dealing exclusively with Merrill Lynch entities as clearing brokers.

The Fund, in its normal course of business, enters into various contracts, with MLPF&S acting as its commodity broker.  Pursuant to the brokerage arrangement with MLPF&S (which includes a netting arrangement), to the extent that such trading results in receivables from and payables to MLPF&S, these receivables and payables are offset and reported as a net receivable or payable and included in Equity in commodity futures trading accounts in the Statements of Financial Condition.

*     *     *     *     *     *     *     *     *     *      *

To the best of the knowledge and belief of the

undersigned, the information contained in this

report is accurate and complete.

/s/ Barbra E. Kocsis
Barbra E. Kocsis
Chief Financial Officer
Merrill Lynch Alternative Investments LLC
Sponsor of
ML Winton FuturesAccess LLC