Form 10-K, Exhibit 13
period 2007-12-31
ML Winton FuturesAccess LLC
filed 2008-03-31
CIK 1309136

Exhibit 13.01

ML WINTON FUTURESACCESS LLC

(A Delaware Limited Liability Company)

Financial Statements for the years ended December 31, 2007 and 2006 and for the period February 1, 2005
(commencement of operations) to December 31, 2005
and Report of Independent Registered Public Accounting Firm

ML WINTON FUTURESACCESS LLC

(A Delaware Limited Liability Company)

TABLE OF CONTENTS

Page

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	1

FINANCIAL STATEMENTS:

Statements of Financial Condition as of December 31, 2007 and 2006	2

Statements of Operations for the years ended December 31, 2007 and 2006 and for the period February 1, 2005 (commencement of operations) to December 31, 2005	3

Statements of Changes in Members’ Capital for the years ended December 31, 2007 and 2006 and for the period February 1, 2005 (commencement of operations) to December 31, 2005	4-5

Financial Data Highlights for the years ended December 31, 2007 and 2006 and for the period February 1, 2005 (commencement of operations) to December 31, 2005	6-8

Notes to Financial Statements	9-16

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Members of

  ML Winton FuturesAccess LLC:

We have audited the accompanying statements of financial condition of ML Winton FuturesAccess LLC (the “Fund”), as of December 31, 2007 and 2006, and the related statements of operations and changes in members’ capital and the financial data highlights for the years ended December 31, 2007 and 2006 and for the period February 1, 2005 (commencement of operations) to December 31, 2005.  These financial statements and financial data highlights are the responsibility of the Fund’s management.  Our responsibility is to express an opinion on these financial statements and financial data highlights based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and financial data highlights are free of material misstatement.  The Fund is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Fund's internal control over financial reporting.  Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements and financial data highlights referred to above present fairly, in all material respects, the financial position of ML Winton FuturesAccess LLC as of December 31, 2007 and 2006, the results of its operations, the changes in its members’ capital, and the financial data highlights for the years ended December 31, 2007 and 2006 and for the period February 1, 2005 (commencement of operations) to December 31, 2005, in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP

Princeton, New Jersey

March 31, 2008

ML WINTON FUTURESACCESS LLC

(A Delaware Limited Liability Company)

STATEMENTS OF FINANCIAL CONDITION

DECEMBER 31, 2007 and 2006

	2007	2006
ASSETS:
Equity in commodity futures trading accounts:
Cash (including restricted cash of $51,742,673 for 2007 and $97,706,658 for 2006)	$619,663,052	$320,681,230
Net unrealized profit on open contracts	7,934,149	11,425,353
Cash	—	70,297
Accrued interest	2,238,652	1,354,727

TOTAL ASSETS	$629,835,853	$333,531,607

LIABILITIES AND MEMBERS’ CAPITAL:
LIABILITIES:
Brokerage commissions payable	$184,272	$173,655
Management fee payable	986,432	548,086
Sponsor fee payable	724,472	511,423
Redemptions payable	6,907,980	3,409,083
Perfomance fee payable	13,693,607	5,417,903
Initial offering costs payable	106,994	152,506
Other	184,407	268,807

Total liabilities	22,788,164	10,481,463

MEMBERS’ CAPITAL:
Sponsor’s Interest (19,470 Units and 19,470 Units)	26,449	23,313
Members’ Interest (452,040,928 Units and 272,578,635 Units)	607,021,240	323,026,831
Total members’ capital	607,047,689	323,050,144

TOTAL LIABILITIES AND MEMBERS’ CAPITAL	$629,835,853	$333,531,607

NET ASSET VALUE PER UNIT (NOTE 5)

(Based on 452,060,398 and 272,598,105 Units outstanding, unlimited Units authorized)

See notes to financial statements.

ML WINTON FUTURESACCESS LLC

(A Delaware Limited Liability Company)

STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED DECEMBER 31, 2007 AND 2006 AND FOR THE PERIOD FEBRUARY 1, 2005 (COMMENCEMENT OF OPERATIONS) TO DECEMBER 31, 2005

	2007	2006	2005
TRADING PROFIT (LOSS):

Realized	$89,611,147	$22,914,555	$(3,305,781)
Change in unrealized	(3,491,204)	8,672,148	2,753,205
Brokerage commissions	(1,996,947)	(1,603,878)	(824,294)

Total trading profit (loss)	84,122,996	29,982,825	(1,376,870)

INVESTMENT INCOME:
Interest	24,566,411	10,650,742	1,641,584

EXPENSES:
Management fee	9,953,107	4,555,234	1,021,481
Sponsor fee	7,766,920	4,248,731	990,670
Performance fee	14,101,642	5,417,903	—
Other	1,060,592	996,583	166,414
Total expenses before reimbursement	32,882,261	15,218,451	2,178,565
Sponsor fee reimbursement	—	—	(5,965)
Total expenses	32,882,261	15,218,451	2,172,600

NET INVESTMENT LOSS	(8,315,850)	(4,567,709)	(531,016)

NET INCOME (LOSS)	$75,807,146	$25,415,116	$(1,907,886)

NET INCOME (LOSS) PER UNIT:

Weighted average number of Units outstanding
Class A	38,654,024	25,243,561	6,815,122
Class C	209,605,792	123,144,172	31,590,439
Class D	66,453,273	26,745,338	4,688,772
Class I	37,583,741	25,587,259	8,735,165
Class D-SM*	11,479,777
Class D-TF**	85,438,228

Net income (loss) per weighted average Unit
Class A	$0.1769	$0.1411	$(0.0340)
Class C	$0.1652	$0.1249	$(0.0198)
Class D	$0.1936	$0.1029	$(0.1123)
Class I	$0.1850	$0.1455	$(0.0598)
Class D-SM*	$0.2436
Class D-TF**	$0.1372

* Units issued on April 2, 2007.  Class previously known as SM-D.

** Units issued on June 1, 2007.  Class previously known as TF-D

See notes to financial statements.

ML WINTON FUTURESACCESS LLC

(A Delaware Limited Liability Company)

STATEMENTS OF CHANGES IN MEMBERS’ CAPITAL

FOR THE YEARS ENDED DECEMBER 31, 2007 AND 2006 AND FOR THE PERIOD FEBRUARY 1, 2005

(COMMENCEMENT OF OPERATIONS) TO DECEMBER 31, 2005 (cont.)

	Initial Offering	Subscriptions	Redemptions	Members’ Capital December 31, 2005	Subscriptions	Redemptions	Members’ Capital December 31, 2006	Subscriptions	Redemptions	Members’ Capital December 31, 2007
Class A	747,825	14,994,194	(219,900)	15,522,119	19,717,183	(3,192,816)	32,046,486	15,602,742	(7,541,173)	40,108,055
Class C	4,276,000	61,093,676	(2,785,789)	62,583,887	119,771,646	(11,836,091)	170,519,442	86,078,957	(42,956,003)	213,642,396
Class D	—	11,772,912	(2,008,318)	9,764,594	30,899,806	(1,439,055)	39,225,345	42,664,247	(4,024,789)	77,864,803
Class I	287,000	18,096,964	(447,878)	17,936,086	15,273,298	(2,422,022)	30,787,362	13,970,225	(7,039,015)	37,718,572
Class D-SM*	—	—	—	—	—	—	—	14,542,754	(1,094,970)	13,447,784
Class D-TF**	—	—	—	—	—	—	—	98,131,157	(28,871,839)	69,259,318

Total Members’ Units	5,310,825	105,957,746	(5,461,885)	105,806,686	185,661,933	(18,889,984)	272,578,635	270,990,082	(91,527,789)	452,040,928

Class A	—	9,713	—	9,713	—	—	9,713	—	—	9,713
Class C	—	9,757	—	9,757	—	—	9,757	—	—	9,757
Class D	—	—	—	—	—	—	—	—	—	—
Class I	—	—	—	—	—	—	—	—	—	—
Class D-SM*	—	—	—	—	—	—	—	—	—	—
Class D-TF**	—	—	—	—	—	—	—	—	—	—

Total Sponsor’s Units	—	19,470	—	19,470	—	—	19,470	—	—	19,470

* Units issued on April 2, 2007. Class previously known as SM-D.

** Units issued on June 1, 2007. Class previously known as TF-D

See notes to financial statements.

ML WINTON FUTURESACCESS LLC

(A Delaware Limited Liability Company)

STATEMENTS OF CHANGES IN MEMBERS’ CAPITAL

FOR THE YEARS ENDED DECEMBER 31, 2007 AND 2006 AND FOR THE PERIOD FEBRUARY 1, 2005

(COMMENCEMENT OF OPERATIONS) TO DECEMBER 31, 2005

	Initial Offering	Initial Offering Costs	Subscriptions	Redemptions	Net Income (Loss)	Members’ Capital December 31, 2005	Subscriptions	Redemptions	Net Income	Members’ Capital December 31, 2006	Subscriptions	Redemptions	Net Income	Members’ Capital December 31, 2007
Class A	$ 747,825	$ (39,666)	$ 16,362,654	$ (236,426)	$ (232,299)	$ 16,602,088	$ 22,242,955	$ (3,704,770)	$ 3,559,465	$ 38,699,738	$ 19,375,017	$ (9,674,408)	$ 6,836,154	$ 55,236,501
Class C	4,276,000	(165,575)	66,010,287	(3,023,701)	(626,972)	66,470,039	133,755,451	(13,387,079)	15,377,241	202,215,652	103,312,911	(54,082,928)	34,632,446	286,078,081
Class D	—	(22,125)	12,352,675	(2,006,064)	(526,764)	9,797,722	33,979,201	(1,576,485)	2,752,208	44,952,646	50,306,937	(4,888,155)	12,865,169	103,236,597
Class I	287,000	(45,079)	19,856,985	(498,862)	(522,645)	19,077,399	17,103,221	(2,745,508)	3,723,683	37,158,795	17,356,300	(9,334,899)	6,952,000	52,132,196
Class D-SM*	—	—	—	—	—	—	—	—	—	—	16,325,317	(1,291,973)	2,796,394	17,829,738
Class D-TF**	—	—	—	—	—	—	—	—	—	—	116,913,460	(36,127,180)	11,721,847	92,508,127

Total Members’ Interest	$ 5,310,825	$ (272,445)	$ 114,582,601	$ (5,765,053)	$ (1,908,680)	$ 111,947,248	$ 207,080,828	$ (21,413,842)	$ 25,412,597	$ 323,026,831	$ 323,589,942	$ (115,399,543)	$ 75,804,010	$ 607,021,240

Class A	$ —	$ —	$ 10,000	$ —	$ 410	$ 10,410	$ —	$ —	$ 1,327	$ 11,737	$ —	$ —	$ 1,644	$ 13,381
Class C	—	—	10,000	—	384	10,384	—	—	1,192	11,576	—	—	1,492	13,068
Class D	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Class I	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Class D-SM*	—	—	—	—	—	—	—	—	—	—	—	—	—
Class D-TF**	—	—	—	—	—	—	—	—	—	—	—	—	—

Total Sponsor’s Interest	$ —	$ —	$ 20,000	$ —	$ 794	$ 20,794	$ —	$ —	$ 2,519	$ 23,313	$ —	$ —	$ 3,136	$ 26,449

Total Members’ Capital	$ 5,310,825	$ (272,445)	$ 114,602,601	$ (5,765,053)	$ (1,907,886)	$ 111,968,042	$ 207,080,828	$(21,413,842)	$ 25,415,116	$ 323,050,144	$ 323,589,942	$ (115,399,543)	$ 75,807,146	$ 607,047,689

* Units issued on April 2, 2007. Class previously known as SM-D.

** Units issued on June 1, 2007. Class previousle known as TF-D

See notes to financial statements.

ML WINTON FUTURESACCESS LLC

(A Delaware Limited Liability Company)

FINANCIAL DATA HIGHLIGHTS

FOR THE YEAR ENDED DECEMBER 31, 2007

The following per Unit data and ratios have been derived from information provided in the financial statements.

	Class A	Class C	Class D	Class I	Class D-SM (a)	Class D-TF (a)
Per Unit Operating Performance:

Net asset value, beginning of period	$1.2076	$1.1859	$1.1460	$1.2069	$1.0733	$1.1914

Realized trading profit	0.1892	0.1843	0.1818	0.1898	0.2427	0.2012
Change in unrealized	0.0057	0.0058	0.0051	0.0056	0.0215	(0.0579)
Brokerage commissions	(0.0052)	(0.0051)	(0.0050)	(0.0052)	(0.0031)	(0.0024)
Interest income	0.0611	0.0597	0.0583	0.0612	0.0442	0.0349
Expenses	(0.0812)	(0.0915)	(0.0604)	(0.0762)	(0.0528)	(0.0315)

Net asset value, end of period	$1.3772	$1.3391	$1.3258	$1.3821	$1.3258	$1.3357

Total Return:

Total return before Performance fees	16.90%	15.74%	18.66%	17.36%	26.53%	13.70%
Performance fees	-2.74%	-2.73%	-2.79%	-2.73%	-2.65%	-1.54%
Total return after Performance fees	14.03%	12.90%	15.68%	14.49%	23.53%	12.11%

Ratios to Average Members’ Capital:

Expenses (excluding Performance fees)	3.84%	4.89%	2.31%	3.43%	2.28%	1.76%
Performance fees	2.84%	2.87%	2.99%	2.85%	2.53%	1.49%
Expenses (including Performance fees)	6.68%	7.76%	5.30%	6.28%	4.81%	3.25%

Net investment income (loss)	-1.71%	-2.77%	-0.30%	-1.29%	-0.77%	0.60%

(a) Class D-SM commenced on April 2, 2007 and Class D-TF commenced on June 1, 2007. Class D-SM and D-TF were previously known as Class SM-D and Class TF-D, respectively. The ratios to average members’ capital for these two classes have been annualized. The total return ratios are not annualized.

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

See notes to financial statements.

ML WINTON FUTURESACCESS LLC

(A Delaware Limited Liability Company)

FINANCIAL DATA HIGHLIGHTS

FOR THE PERIOD FEBRUARY 1, 2005 (COMMENCEMENT OF OPERATIONS) TO DECEMBER 31, 2005.

The following per Unit data and ratios have been derived from information provided in the financial statements.

	Class A	Class C	Class D (d)	Class I
Per Unit Operating Performance:

Net asset value, beginning of period	$1.0000	$1.0000	$1.0000	$1.0000

Realized trading loss	(0.0066)	(0.0065)	(0.0478)	(0.0064)
Change in unrealized trading profit	0.1325	0.1322	0.0810	0.1321
Brokerage commissions	(0.0167)	(0.0167)	(0.0123)	(0.0167)
Interest income	0.0268	0.0266	0.0226	0.0266
Initial offering costs	(0.0044)	(0.0044)	(0.0028)	(0.0044)
Expenses (b)	(0.0620)	(0.0691)	(0.0373)	(0.0676)

Net asset value, end of period	$1.0696	$1.0621	$1.0034	$1.0636

Total Return: (a)

Total return before Performance fees	9.49%	8.49%	2.35%	9.89%
Performance fees	-2.47%	-2.25%	-2.07%	-3.34%
Total return after Performance fees	7.41%	6.66%	0.62%	6.81%

Ratios to Average Members’ Capital:

Expenses (excluding Performance fees)(a)	4.14%	5.26%	2.59%	3.72%
Performance fees (c)	0.00%	0.00%	0.00%	0.00%
Expenses (including Performance fees)	4.14%	5.26%	2.59%	3.72%

Net investment income (loss)	-0.60%	-1.80%	1.23%	-0.14%

(a) The ratio for Class D has been annualized. The total return ratios for Class D are not annualized.

(b) Sponsor fee reimbursement is included in expenses; however, reimbursement has less than $0.0001 impact.

(c) Not annualized.

(d) Class D commenced on April 1, 2005.

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

The Fund offers six Classes of Units:  Class A, Class C, Class D, Class D-TF, Class D-SM, and Class I.  Each Class of Units except for Class D-TF and Class D-SM was offered at $1.00 per Unit during the initial offering period and subsequently is offered at Net Asset Value per Unit for all other purposes (see Note 5).  Class D-SM commenced on April 2, 2007 and Class D-TF commenced on June 1, 2007.  The six Classes of Units are subject to different Sponsor fees.

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

Revenue Recognition

Commodity futures, options on futures and forward contract transactions are recorded on the trade date and open contracts are reflected in Net unrealized profit on open contracts in the Statements of Financial Condition as the difference between the original contract value and the market value (for those commodity interests for which market quotations are readily available) or at fair value.  The change in unrealized profit (loss) on open contracts from one period to the next is reflected in Change in unrealized under Trading profit (loss) in the Statements of Operations.

Foreign Currency Transactions

The Fund’s functional currency is the U.S. dollar; however, it transacts business in U.S. dollars and in currencies other than the U.S. dollar.  Assets and liabilities denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rates in effect at the date of the Statements of Financial Condition.  Income and expense items denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rates in effect during the period.  Profits and losses resulting from the translation to U.S. dollars are reported in Realized in the Statements of Operations.

Cash at Broker

A portion of the assets maintained at MLPF&S is restricted cash required to meet maintenance margin requirements.  Included in cash deposits with the broker at December 31, 2007, and 2006 were restricted cash for margin requirements of $51,742,673 and $97,706,658 respectively.

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

Class A Units are subject to a sales commission paid to MLPF&S ranging from 1.0% to 2.5%.  Class D, Class D-SM, Class D-TF and Class I Units are subject to sales commissions up to 0.5%.  The rate assessed to a given subscription is based upon the subscription amount. Sales commissions are directly deducted from subscription amounts.  Class C Units are not subject to any sales commissions.

Income Taxes

No provision for income taxes has been made in the accompanying financial statements as each Member is individually responsible for reporting income or loss based on such Member’s share of the Fund’s income and expenses as reported for income tax purposes.

Distributions

The Members are entitled to receive, equally per Unit, any distributions which may be made by the Fund.  No such distributions have been declared for the years ended December 31, 2007 and 2006 and the period ended December 31, 2005.

Subscriptions

Units are offered as of the close of business at the end of each month.  Units are purchased as of the first business day of any month at Net Asset Value for all other purposes (see Note 5), but the subscription request must be submitted at least three calendar days before the end of the preceding month.  Subscriptions submitted less than three days before the end of a month will be applied to Units subscriptions as of the beginning of the second month after receipt, unless revoked by MLAI.

Redemptions and Exchanges

A Member may redeem or exchange some or all of such Member’s Units at Net Asset Value for all other purposes (see Note 5) as of the close of business, on the last business day of any month, upon ten calendar days’ notice (“notice period”).

An investor in the Fund can exchange these Units for Units of the same Class in other Program Funds as of the beginning of each calendar month upon at least ten days prior notice.  The minimum exchange amount is $10,000.

Redemption requests are accepted within the notice period.  The Fund does not accept any redemption requests after the notice period.  All redemption requests received after the notice period will be processed for the following month.

Dissolution of the Fund

The Fund may terminate if certain circumstances occur as set forth in the offering memorandum, which include but are not limited to the following:

(a)       Bankruptcy, dissolution, withdrawal or other termination of the trading advisor of this Fund.

(b)       Any event which would make unlawful the continued existence of this Fund.

(c)       Determination by MLAI to liquidate or withdraw from the Fund.

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

2.               CONDENSED SCHEDULES OF INVESTMENTS

The Fund’s investments, defined as Net unrealized profit (loss) on open contracts in the Statements of Financial Condition as of December 31, 2007 and 2006 are as follows:

2007

	Long Positions			Short Positions			Net Unrealized
Commodity Industry Sector	Number of Contracts	Unrealized Profit (Loss)	Percent of Members’ Capital	Number of Contracts	Unrealized Profit (Loss)	Percent of Members’ Capital	Profit (Loss) on Open Positions	Percent of Members’ Capital	Maturity Dates

Agriculture	4,103	$6,450,316	1.06%	(1,034)	$(913,220)	-0.15%	$5,537,096	0.91%	January 08 - December 08
Currencies	4,151	(1,783,738)	-0.29%	(247)	(203,814)	-0.03%	(1,987,552)	-0.32%	March 08
Energy	726	3,242,466	0.53%	(143)	(434,080)	-0.07%	2,808,386	0.46%	January 08 - April 08
Interest rates	15,236	1,015,377	0.17%	(2,750)	(255,156)	-0.04%	760,221	0.13%	March 08 - December 08
Metals	1,375	(1,945,885)	-0.32%	(676)	2,329,833	0.38%	383,948	0.06%	January 08 - March 08
Stock indices	2,153	299,696	0.05%	(49)	132,354	0.00%	432,050	0.05%	January 08 - March 08

Total		$7,278,232	1.20%		$655,917	0.09%	$7,934,149	1.29%

No individual contract’s unrealized profit or loss comprised greater than 5% of Members’ Capital as of December 31, 2007 and 2006

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

The Fund’s Class A Units pay Sponsor fees to MLAI at a flat monthly rate equal to 0.125% (a 1.50% annual rate) of the Class’ month-end net assets, Class C Units pay Sponsor fees to MLAI at a flat monthly rate equal to 0.2083% (a 2.50% annual rate) of the Class’ month-end net assets, Class I Units pay Sponsor fees to MLAI at a flat monthly rate equal to .0917% (a 1.10% annual rate) of the Class’ month-end net assets. Class D, Class D-SM and Class D-TF Units do not pay Sponsor fees. For the period ended December 31, 2005, MLAI reimbursed $5,965 of Sponsor fees to the Fund to offset certain operating expenses.

The Fund pays brokerage commissions on actual cost per round turn. The average round-turn commission rate charged to the Fund for the years ended December 31, 2007 and 2006 was approximately $9.58, and $9.82, respectively, and for the period ended December 31, 2005 was approximately $9.34 (not including, in calculating round-turn, forward contracts on a futures-equivalent basis).

The Fund pays Winton annual management fees of 2.00% of the Fund’s average month-end net assets allocated to them, except for Class D-TF, for which the Fund pays Winton management fees of 1.5%, after reduction for the brokerage commissions accrued with respect to such assets. MLAI receives 25% of the 2.00% management fee for sponsoring and providing ongoing administration and operational support of the Fund.

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

Performance fees paid by the Fund, except for Class D-TF, are calculated as 20% of any New Trading Profit, as defined, and earned by Winton, as of either the end of each calendar year upon the net reallocation of assets away from Winton. However, for Class D-TF, Winton receives a performance fee of 15%. MLAI receives 25% of the 20% Performance fees. Performance fees are also paid out in respect of Units redeemed as of the end of interim months, to the extent of the applicable percentage of any New Trading Profit attributable to such Units.

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

Consequently, as of December 31, 2007 and 2006, the Net Asset Value and Net Asset Value per Unit of the different Classes for financial reporting purposes and for all other purposes are as follows:

December 31, 2007

	Net Asset Value			Net Asset Value per Unit
	All Other Purposes (unaudited)	Financial Reporting	Number of Units	All Other Purposes (unaudited)	Financial Reporting
Class A	$55,269,166	$55,249,882	40,117,768	$1.3777	$1.3772
Class C	286,151,621	286,091,149	213,652,153	1.3393	1.3391
Class D	103,239,603	103,236,597	77,864,803	1.3259	1.3258
Class I	52,156,427	52,132,196	37,718,572	1.3828	1.3821
Class SM-D	17,829,738	17,829,738	13,447,784	1.3258	1.3258
Class TF-D	92,508,127	92,508,127	69,259,318	1.3357	1.3357
	$607,154,682	$607,047,689	452,060,398

December 31, 2006

	Net Asset Value			Net Asset Value per Unit
	All Other Purposes (unaudited)	Financial Reporting	Number of Units	All Other Purposes (unaudited)	Financial Reporting
Class A	$38,735,519	$38,711,475	32,056,199	$1.2084	$1.2076
Class C	202,316,205	202,227,228	170,529,199	1.1864	1.1859
Class D	44,963,275	44,952,646	39,225,345	1.1463	1.1460
Class I	37,187,652	37,158,795	30,787,362	1.2079	1.2069
	$323,202,651	$323,050,144	272,598,105

6.               WEIGHTED AVERAGE UNITS

                        The weighted average number of Units outstanding for each Class is computed for purposes of calculating net income (loss) per weighted average Unit.  The weighted average number of Units outstanding for the years ended December 31, 2007 and 2006 and the period ended December 31, 2005 equals for each Class the Units outstanding for each Class as of such date, adjusted proportionately for Units sold or redeemed based on the respective length of time each was outstanding during the period.

7.               RECENT ACCOUNTING PRONOUNCEMENTS

In September 2006, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards No. 157, Fair Value Measurements (“FAS 157”).  FAS 157 establishes a common definition for fair value under U.S. GAAP, establishes a framework for measuring fair value and expands disclosure requirements about such fair value measurements.  FAS 157 is effective for fiscal years beginning after November 15, 2007.  The Fund is currently evaluating the impact of adopting FAS 157 on its financial statements.

Effective January 1, 2007, the Fund adopted the provisions of FASB Interpretation No. 48 (“FIN 48”), Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109.  FIN 48 prescribes the minimum recognition threshold a tax position must meet in connection with accounting for uncertainties in income tax positions taken or expected to be taken by an entity before being measured and recognized in the financial statements. The implementation of this pronouncement had no impact on the financial statements.

8.               MARKET AND CREDIT RISK

The nature of this Fund has certain risks, which cannot all be presented on the financial statements.  The following summarizes some of those risks.

Market Risk

Derivative instruments involve varying degrees of market risk.  Changes in the level or volatility of interest rates, foreign currency exchange rates or the market values of the financial instruments or commodities underlying such derivative instruments frequently result in changes in the Fund’s net unrealized profit on open contracts on such derivative instruments as reflected in the Statements of Financial Condition.  The Fund’s exposure to market risk is influenced by a number of factors, including the relationships among the derivative instruments held by the Fund as well as the volatility and liquidity of the markets in which the derivative instruments are traded.  Investments in foreign markets may also entail legal and political risks.

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

The credit risk associated with these instruments from counterparty nonperformance is the Net unrealized profit on open contracts, if any, included in the Statements of Financial Condition. The Fund attempts to mitigate this risk by dealing exclusively with Merrill Lynch entities as clearing brokers.

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