Form 10-K, Exhibit 13
period 2008-12-31
ML Winton FuturesAccess LLC
filed 2009-03-31
CIK 1309136

Exhibit 13.01

ML WINTON FUTURESACCESS LLC
(A Delaware Limited Liability Company)

Financial Statements for the years ended
December 31, 2008, 2007 and 2006
and Report of Independent Registered Public Accounting Firm

ML WINTON FUTURESACCESS LLC

(A Delaware Limited Liability Company)

Deloitte & Touche LLP
Two World Financial Center New York, NY 10281-1414 USA Tel: +1 212 436 2000 www.deloitte.com

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Members of

ML Winton FuturesAccess LLC:

We have audited the accompanying statements of financial condition of ML Winton FuturesAccess LLC (the “Fund”), as of December 31, 2008 and 2007, and the related statements of operations, changes in members’ capital, and the financial data highlights for each of the three years in the period ended December 31, 2008. These financial statements and financial data highlights are the responsibility of the Fund’s management. Our responsibility is to express an opinion on these financial statements and financial data highlights based on our audits.

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

In our opinion, the financial statements and financial data highlights referred to above present fairly, in all material respects, the financial position of ML Winton FuturesAccess LLC as of December 31, 2008 and 2007, the results of its operations, changes in its members’ capital, and the financial data highlights for each of the three years in the period ended December 31, 2008, in conformity with accounting principles generally accepted in the United States of America.

March 30, 2009

A member firm of
Deloitte Touche Tohmatsu

ML WINTON FUTURESACCESS LLC

(A Delaware Limited Liability Company)

STATEMENTS OF FINANCIAL CONDITION

DECEMBER 31, 2008 and 2007

	2008	2007
ASSETS:
Equity in commodity futures trading accounts:
Cash (including restricted cash of $40,230,744 for 2008 and $51,742,673 for 2007)	$849,579,676	$619,663,052
Net unrealized profit on open contracts	14,731,114	7,934,149
Cash	163,743	—
Accrued interest	39,428	2,238,652

TOTAL ASSETS	$864,513,961	$629,835,853

LIABILITIES AND MEMBERS’ CAPITAL:
LIABILITIES:
Brokerage commissions payable	$89,151	$184,272
Management fee payable	1,400,958	986,432
Sponsor fee payable	902,258	724,472
Redemptions payable	27,903,546	6,907,980
Perfomance fee payable	29,843,518	13,693,607
Initial offering costs payable	58,993	106,994
Other	326,977	184,407

Total liabilities	60,525,401	22,788,164

MEMBERS’ CAPITAL:
Sponsor’s Interest (19,470 Units and 19,470 Units)	31,415	26,449
Members’ Interest (500,089,110 Units and 452,040,928 Units)	803,957,145	607,021,240
Total members’ capital	803,988,560	607,047,689

TOTAL LIABILITIES AND MEMBERS’ CAPITAL	$864,513,961	$629,835,853

NET ASSET VALUE PER UNIT (SEE NOTE 6)

(Based on 500,108,580 and 452,060,398 Units outstanding, unlimited Units authorized)

See notes to financial statements.

ML WINTON FUTURESACCESS LLC

(A Delaware Limited Liability Company)

STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED DECEMBER 31, 2008, 2007 AND 2006

	2008	2007	2006
TRADING PROFIT (LOSS):

Realized	$168,699,930	$89,611,147	$22,914,555
Change in unrealized	6,796,965	(3,491,204)	8,672,148
Brokerage commissions	(1,087,424)	(1,996,947)	(1,603,878)

Total trading profit (loss)	174,409,471	84,122,996	29,982,825

INVESTMENT INCOME:
Interest	12,915,952	24,566,411	10,650,742

EXPENSES:
Management fee	14,943,538	9,953,107	4,555,234
Sponsor fee	10,272,451	7,766,920	4,248,731
Performance fee	30,491,051	14,101,642	5,417,903
Other	1,848,834	1,060,592	996,583
Total expenses	57,555,874	32,882,261	15,218,451

NET INVESTMENT LOSS	(44,639,922)	(8,315,850)	(4,567,709)

NET INCOME (LOSS)	$129,769,549	$75,807,146	$25,415,116

NET INCOME (LOSS) PER UNIT:

Weighted average number of Units outstanding
Class A	45,671,837	38,654,024	25,243,561
Class C	228,198,956	209,605,792	123,144,172
Class D	84,449,914	66,453,273	26,745,338
Class I	41,268,952	37,583,741	25,587,259
Class DS*	38,738,811	11,479,777
Class DT**	61,195,917	85,438,228

Net income (loss) per weighted average Unit
Class A	$0.2623	$0.1769	$0.1411
Class C	$0.2389	$0.1652	$0.1249
Class D	$0.2646	$0.1936	$0.1029
Class I	$0.2784	$0.1850	$0.1455
Class DS*	$0.2676	$0.2436
Class DT**	$0.3117	$0.1372

*Class DS was previously known as Class D-SM. Units issued on April 2, 2007.

**Class DT was previously known as Class D-TF. Units issued on June 1, 2007.

See notes to financial statements.

ML WINTON FUTURESACCESS LLC

(A Delaware Limited Liability Company)

STATEMENTS OF CHANGES IN MEMBERS’ CAPITAL

FOR THE YEARS ENDED DECEMBER 31, 2008, 2007 AND 2006

	Members’ Capital			Members’ Capital			Members’ Capital			Members’ Capital
	December 31, 2005	Subscriptions	Redemptions	December 31, 2006	Subscriptions	Redemptions	December 31, 2007	Subscriptions	Redemptions	December 31, 2008
Class A	15,522,119	19,717,183	(3,192,816)	32,046,486	15,602,742	(7,541,173)	40,108,055	17,386,886	(11,645,525)	45,849,416
Class C	62,583,887	119,771,646	(11,836,091)	170,519,442	86,078,957	(42,956,003)	213,642,396	60,897,518	(59,370,841)	215,169,073
Class D	9,764,594	30,899,806	(1,439,055)	39,225,345	42,664,247	(4,024,789)	77,864,803	23,739,729	(28,552,965)	73,051,567
Class I	17,936,086	15,273,298	(2,422,022)	30,787,362	13,970,225	(7,039,015)	37,718,572	12,586,459	(7,231,204)	43,073,827
Class DS*	—	—	—	—	14,542,754	(1,094,970)	13,447,784	58,487,988	(2,749,330)	69,186,442
Class DT**	—	—	—	—	98,131,157	(28,871,839)	69,259,318	—	(15,500,533)	53,758,785

Total Members' Units	105,806,686	185,661,933	(18,889,984)	272,578,635	270,990,082	(91,527,789)	452,040,928	173,098,580	(125,050,398)	500,089,110

Class A	9,713	—	—	9,713	—	—	9,713	—	—	9,713
Class C	9,757	—	—	9,757	—	—	9,757	—	—	9,757

Total Sponsor's Units	19,470	—	—	19,470	—	—	19,470	—	—	19,470

*Class DS was previously known as Class D-SM. Units issued on April 2, 2007.

**Class DT was previously known as Class D-TF. Units issued on June 1, 2007.

See notes to financial statements.

ML WINTON FUTURESACCESS LLC

(A Delaware Limited Liability Company)

STATEMENTS OF CHANGES IN MEMBERS’ CAPITAL

FOR THE YEARS ENDED DECEMBER 31, 2008, 2007 AND 2006

	Members’ Capital				Members’ Capital				Members’ Capital				Members’ Capital
	December 31, 2005	Subscriptions	Redemptions	Net Income	December 31, 2006	Subscriptions	Redemptions	Net Income	December 31, 2007	Subscriptions	Redemptions	Net Income	December 31, 2008
Class A	$16,602,088	$22,242,955	$(3,704,770)	$3,559,465	$38,699,738	$19,375,017	$(9,674,408)	$6,836,154	$55,236,501	$26,212,557	$(18,049,428)	$11,977,663	$75,377,293
Class C	66,470,039	133,755,451	(13,387,079)	15,377,241	202,215,652	103,312,911	(54,082,928)	34,632,446	286,078,081	89,405,799	(89,455,971)	54,514,349	340,542,258
Class D	9,797,722	33,979,201	(1,576,485)	2,752,208	44,952,646	50,306,937	(4,888,155)	12,865,169	103,236,597	35,615,932	(43,832,109)	22,345,631	117,366,051
Class I	19,077,399	17,103,221	(2,745,508)	3,723,683	37,158,795	17,356,300	(9,334,899)	6,952,000	52,132,196	19,076,750	(11,340,105)	11,488,381	71,357,222
Class DS*	—	—	—	—	—	16,325,317	(1,291,973)	2,796,394	17,829,738	86,822,929	(4,000,000)	10,365,432	111,018,099
Class DT**	—	—	—	—	—	116,913,460	(36,127,180)	11,721,847	92,508,127	—	(23,285,032)	19,073,127	88,296,222

Total Members’ Interest	$111,947,248	$207,080,828	$(21,413,842)	$25,412,597	$323,026,831	$323,589,942	$(115,399,543)	$75,804,010	$607,021,240	$257,133,967	$(189,962,645)	$129,764,583	$803,957,145

Class A	$10,410	$—	$—	$1,327	$11,737	$—	$—	$1,644	$13,381	$—	$—	$2,590	$15,971
Class C	10,384	—	—	1,192	11,576	—	—	1,492	13,068	—	—	2,376	15,444

Total Sponsor’s Interest	$20,794	$—	$—	$2,519	$23,313	$—	$—	$3,136	$26,449	$—	$—	$4,966	$31,415
Total Members’ Capital	$111,968,042	$207,080,828	$(21,413,842)	$25,415,116	$323,050,144	$323,589,942	$(115,399,543)	$75,807,146	$607,047,689	$257,133,967	$(189,962,645)	$129,769,549	$803,988,560

*Class DS was previously known as Class D-SM. Units issued on April 2, 2007.

**Class DT was previously known as Class D-TF. Units issued on June 1, 2007.

See notes to financial statements.

ML WINTON FUTURESACCESS LLC

(A Delaware Limited Liability Company)

FINANCIAL DATA HIGHLIGHTS

FOR THE YEAR ENDED DECEMBER 31, 2008

The following per Unit data and ratios have been derived from information provided in the financial statements.

	Class A	Class C	Class D	Class I	Class DS(a)	Class DT(b)

Per Unit Operating Performance:
Net asset valuet, beginning of period	$1.3772	$1.3391	$1.3258	$1.3821	$1.3258	$1.3357

Realized and change in unrealized trading profit	0.3662	0.3547	0.3547	0.3682	0.3521	0.3589
Brokerage commissions	(0.0023)	(0.0022)	(0.0022)	(0.0023)	(0.0022)	(0.0022)
Interest income	0.0271	0.0263	0.0262	0.0273	0.0260	0.0265
Expenses	(0.1242)	(0.1352)	(0.0979)	(0.1187)	(0.0971)	(0.0764)

Net asset value, end of period	$1.6440	$1.5827	$1.6066	$1.6566	$1.6046	$1.6425

Total Return: (c)

Total return before Performance fees	24.39%	23.18%	26.27%	24.89%	26.09%	26.91%
Performance fees	-4.48%	-4.48%	-4.48%	-4.48%	-4.45%	-3.45%
Total return after Performance fees	19.36%	18.19%	21.18%	19.85%	21.03%	22.97%

Ratios to Average Members’ Capital:

Expenses (excluding Performance fees)	3.82%	4.84%	2.31%	3.42%	2.29%	1.79%
Performance fees	4.35%	4.35%	4.35%	4.35%	4.32%	3.33%
Expenses (including Performance fees)	8.17%	9.19%	6.66%	7.77%	6.61%	5.12%

Net investment income (loss)	-6.37%	-7.38%	-4.85%	-5.96%	-4.82%	-3.32%

(a)  Class DS was previously known as Class D-SM.

(b)  Class DT was previously known as Class D-TF.

(c)  The total return calculations are based on compounded monthly returns.

See notes to financial statements.

ML WINTON FUTURESACCESS LLC

(A Delaware Limited Liability Company)

FINANCIAL DATA HIGHLIGHTS

FOR THE YEAR ENDED DECEMBER 31, 2007

The following per Unit data and ratios have been derived from information provided in the financial statements.

	Class A	Class C	Class D	Class I	Class DS (a)	Class DT (b)

Per Unit Operating Performance:
Net asset value, beginning of period	$1.2076	$1.1859	$1.1460	$1.2069	$1.0733	$1.1914

Realized trading profit	0.1892	0.1843	0.1818	0.1898	0.2427	0.2012
Change in unrealized	0.0057	0.0058	0.0051	0.0056	0.0215	(0.0579)
Brokerage commissions	(0.0052)	(0.0051)	(0.0050)	(0.0052)	(0.0031)	(0.0024)
Interest income	0.0611	0.0597	0.0583	0.0612	0.0442	0.0349
Expenses	(0.0812)	(0.0915)	(0.0604)	(0.0762)	(0.0528)	(0.0315)

Net asset value, end of period	$1.3772	$1.3391	$1.3258	$1.3821	$1.3258	$1.3357

Total Return:

Total return before Performance fees	16.90%	15.74%	18.66%	17.36%	26.53%	13.70%
Performance fees	-2.74%	-2.73%	-2.79%	-2.73%	-2.65%	-1.54%
Total return after Performance fees	14.03%	12.90%	15.68%	14.49%	23.53%	12.11%

Ratios to Average Members’ Capital:

Expenses (excluding Performance fees)	3.84%	4.89%	2.31%	3.43%	2.28%	1.76%
Performance fees	2.84%	2.87%	2.99%	2.85%	2.53%	1.49%
Expenses (including Performance fees)	6.68%	7.76%	5.30%	6.28%	4.81%	3.25%

Net investment income (loss)	-1.71%	-2.77%	-0.30%	-1.29%	-0.77%	0.60%

(a)  Class DS was previously known as Class D-SM. Units issued on April 2, 2007.

(b)  Class DT was previously known as Class D-TF. Units issued on June 1, 2007.

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

The Program is a group of commodity pools sponsored by MLAI (each a “Program Fund” or collectively, “Program Funds”) each of which places substantially all of its assets in a managed futures and forward trading account managed by a single or multiple commodity trading advisors. Each Program Fund is generally similar to the Fund in terms of fees, Classes of Units and redemption rights. Each of the Program Funds implements a different trading strategy.

The Fund offers six Classes of Units:  Class A, Class C, Class D, Class DT, Class DS, and Class I.  Each Class of Units except for Class DT and Class DS was offered at $1.00 per Unit during the initial offering period and subsequently is offered at Net Asset Value per Unit for all other purposes (see Note 6).  Class DS commenced on April 2, 2007 and was offered at $1.0733 and Class DT commenced on June 1, 2007 and was offered at $1.1914.  The six Classes of Units are subject to different Sponsor fees.

Effective January 1, 2009, Merrill Lynch & Co., Inc. became a wholly-owned subsidiary of Bank of America Corporation pursuant to a merger agreement.

Interests in the Fund are not insured or otherwise protected by the Federal Deposit Insurance Corporation or any other government authority.  Interests are not deposits or other obligations of, and are not guaranteed by, Bank of America Corporation or any of its affiliates or by any bank.  Interests are subject to investment risks, including the possible loss of the full amount invested.

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

Revenue Recognition

Commodity futures, options on futures and forward contract transactions are recorded on the trade date and open contracts are reflected in Net unrealized profit (loss) on open contracts in the Statements of Financial Condition as the difference between the original contract value and the market value (for those commodity interests for which market quotations are readily available) or at fair value.  The change in unrealized profit (loss) on open contracts from one period to the next is reflected in Change in unrealized under Trading profit (loss) in the Statements of Operations.

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

Cash at Broker

A portion of the assets maintained at MLPF&S is restricted cash required to meet maintenance margin requirements.  Included in cash deposits with the broker at December 31, 2008, and 2007 were restricted cash for margin requirements of $40,230,744 and $51,742,673, respectively.

Operating Expenses, Offering Costs and Selling Commissions

The Fund pays for all routine operating costs (including ongoing offering costs, administration, custody, transfer, exchange and redemptions process, legal, regulatory filing, tax, audit, escrow, accounting and printing fees and expenses) incurred by the Fund. The Fund also pays any extraordinary expenses.

MLAI paid all the expenses incurred in connection with the initial offering of the Units.  The costs consist of offering costs at the Program level.  The Fund is reimbursing MLAI for these costs in 60 monthly installments.  For financial reporting purposes in conformity with U.S. GAAP, the Fund deducted the total initial offering costs of $272,445 from Members’ Capital at inception.  For all other purposes, including determining the Net Asset Value per Unit for subscription and redemption purposes, the Fund amortizes offering costs over a 60 month period (see Note 6).

Class A Units are subject to a sales commission paid to MLPF&S ranging from 1.0% to 2.5%.  Class D and Class I Units are subject to sales commissions up to 0.5%.  The rate assessed to a given subscription is based upon the subscription amount. Sales commissions are directly deducted from subscription amounts.  Class C, Class DS and Class DT Units are not subject to any sales commissions.

Income Taxes

No provision for income taxes has been made in the accompanying financial statements as each Member is individually responsible for reporting income or loss based on such Member’s share of the Fund’s income and expenses as reported for income tax purposes.

Distributions

The Members are entitled to receive, equally per Unit, any distributions which may be made by the Fund.  No such distributions have been declared for the years ended December 31, 2008, 2007 and 2006.

Subscriptions

Units are offered as of the close of business at the end of each month.  Units are purchased as of the first business day of any month at Net Asset Value for all other purposes (see Note 6), but the subscription request must be submitted at least three calendar days before the end of the preceding month.  Subscriptions submitted less than three days before the end of a month will be applied to Units subscriptions as of the beginning of the second month after receipt, unless revoked by MLAI.

Redemptions and Exchanges

A Member may redeem or exchange some or all of such Member’s Units at Net Asset Value for all other purposes (see Note 6) as of the close of business, on the last business day of any month, upon ten calendar days’ notice (“notice period”).

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

2.               CONDENSED SCHEDULES OF INVESTMENTS

The Fund’s investments, defined as Net unrealized profit (loss) on open contracts in the Statements of Financial Condition as of December 31, 2008 and 2007 are as follows:

2008

	Long Positions			Short Positions			Net Unrealized
Commodity Industry	Number of	Unrealized	Percent of	Number of	Unrealized	Percent of	Profit (Loss)	Percent of
Sector	Contracts	Profit (Loss)	Members’ Capital	Contracts	Profit (Loss)	Members’ Capital	on Open Positions	Members’ Capital	Maturity Dates

Agriculture	197	$390,804	0.05%	(2,131)	$(3,807,410)	-0.47%	$(3,416,606)	-0.42%	January 09 - November 10
Currencies	759	1,426,021	0.18%	(1,366)	(4,720,175)	-0.59%	(3,294,154)	-0.41%	March 09
Energy	—	—	0.00%	(313)	1,169,490	0.15%	1,169,490	0.15%	January 09 - December 10
Interest rates	10,483	17,823,721	2.21%	(88)	(21,657)	0.00%	17,802,064	2.21%	January 09 - June 10
Metals	238	(635,812)	-0.08%	(558)	3,463,278	0.42%	2,827,466	0.34%	January 09 - April 09
Stock indices	10	1,903	0.00%	(384)	(359,049)	-0.04%	(357,146)	-0.04%	January 09 - March 09

Total		$19,006,637	2.36%		$(4,275,523)	-0.53%	$14,731,114	1.83%

2007

	Long Positions			Short Positions			Net Unrealized
Commodity Industry	Number of	Unrealized	Percent of	Number of	Unrealized	Percent of	Profit (Loss)	Percent of
Sector	Contracts	Profit (Loss)	Members’ Capital	Contracts	Profit (Loss)	Members’ Capital	on Open Positions	Members’ Capital	Maturity Dates

Agriculture	4,103	$6,450,316	1.06%	(1,034)	$(913,220)	-0.15%	$5,537,096	0.91%	January 08 - December 08
Currencies	4,151	(1,783,738)	-0.29%	(247)	(203,814)	-0.03%	(1,987,552)	-0.32%	March 08
Energy	726	3,242,466	0.53%	(143)	(434,080)	-0.07%	2,808,386	0.46%	January 08 - April 08
Interest rates	15,236	1,015,377	0.17%	(2,750)	(255,156)	-0.04%	760,221	0.13%	March 08 - December 08
Metals	1,375	(1,945,885)	-0.32%	(676)	2,329,833	0.38%	383,948	0.06%	January 08 - March 08
Stock indices	2,153	299,696	0.05%	(49)	132,354	0.00%	432,050	0.05%	January 08 - March 08

Total		$7,278,232	1.20%		$655,917	0.09%	$7,934,149	1.29%

No individual contract’s unrealized profit or loss comprised greater than 5% of Members’ Capital as of December 31, 2008 and 2007.

3.     FAIR VALUE OF INVESTMENTS

In September 2006, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards No. 157, Fair Value Measurement (“FAS 157”). FAS 157 defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. The Fund adopted FAS 157 as of January 1, 2008. The adoption of FAS 157 did not have a material impact on the Fund’s financial statements.

Fair value of an investment is the amount that would be received to sell the investment in an orderly transaction between market participants at the measurement date (i.e. the exit price).

FAS 157 established a hierarchical disclosure framework which prioritizes and ranks the level of market price observability used in measuring investments at fair value. Market price observability is impacted by a number of factors, including the type of investment and the characteristics specific to the investment. Investments with readily available active quoted prices or for which fair value can be measured from actively quoted prices generally will have a higher degree of market price observability and a lesser degree of judgment used in measuring fair value.

Investments measured and reported at fair value are classified and disclosed in one of the following categories:

Level I – Quoted prices are available in active markets for identical investments as of the reporting date. The type of investments included in Level I are publicly traded investments. As required by FAS 157, the Fund does not adjust the quoted price for these investments even in situations where the Fund holds a large position and a sale could reasonably impact the quoted price.

Level II – Pricing inputs are other than quoted prices in active markets, which are either directly or indirectly observable as of the reporting date, and fair value is determined through the use of generally accepted and understood models or other valuation methodologies. Investments which are generally included in this category are investments valued using market data.

Level III – Pricing inputs are unobservable and include situations where there is little, if any, market activity for the investment. Fair value for these investments is determined using valuation methodologies that consider a range of factors, including but not limited to the nature of the investment, local market conditions, trading values on public exchanges for comparable securities, current and projected operating performance and financing transactions subsequent to the acquisition of the investment. The inputs into the determination of fair value require significant management judgment. Due to the inherent uncertainty of these estimates, these values may differ materially from the values that would have been used had a ready market for these investments existed. Investments that are included in this category generally are privately held debt and equity securities.

In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, an investment’s level within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement. MLAI’s assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment, and considers factors specific to the investment.

The following table summarizes the valuation of the Fund’s investments by the above FAS 157 fair value hierarchy levels as of December 31, 2008:

	Total	Level I	Level II	Level III
Net unrealized profit (loss) on open contracts	$14,731,114	$14,731,114	N/A	N/A

4.     RELATED PARTY TRANSACTIONS

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

The Fund charges Sponsor fees on the month-end net assets after all other charges at annual rates equal to 1.50% for Class A, 2.50% for Class C, 1.10% on Class I.  Class D, DS, and DT are not charged a Sponsor Fee.   Sponsor Fees are paid to MLAI.

The Fund pays brokerage commissions on actual cost per round turn. The average round-turn commission rate charged to the Fund for the years ended December 31, 2008, 2007 and 2006 was approximately $7.16, $9.58, and $9.82, respectively (not including, in calculating round-turn, forward contracts on a futures-equivalent basis).

5.     ADVISORY AGREEMENT

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

The Fund charges annual management fees on the Fund’s average month-end net assets allocated to them after reduction for the brokerage commissions accrued with respect to such assets and are payable to Winton on a monthly basis. Management Fees are 2.0% for all classes except for Class DT which charges a 1.5% Fee.  Winton pays MLAI 25% of the management fees on all classes except Class DT in return for sponsoring and providing ongoing administration and operational support to the fund.

Performance fees are charged by the Fund on any New Trading Profit, as defined, and are payable to Winton as of either the end of each calendar year or upon any interim period for which there are net redemption of Units, to the extent of the applicable percentage of any New Trading Profit attributable to such Units. The fund charges a 20% performance fee for all classes except Class DT which is charged a performance fee of 15%.  Winton pays MLAI  25% of any Performance fees paid by the Fund not including Class DT.

6.     NET ASSET VALUE PER UNIT

For financial reporting purposes, in conformity with U.S. GAAP, the Fund deducted the total initial offering costs payable to MLAI at inception from Members’ Capital for purposes of determining Net Asset Value.  For all other purposes, including computing Net Asset Value for purposes of member subscription and redemption activity, such costs are amortized over 60 months.  Consequently, as of December 31, 2008 and 2007, the Net Asset Value and Net Asset Value per Unit of the different Classes for financial reporting purposes and for all other purposes are as follows:

December 31, 2008

	Net Asset Value			Net Asset Value per Unit
	All Other Purposes (unaudited)	Financial Reporting	Number of Units	All Other Purposes (unaudited)	Financial Reporting
Class A	$75,408,044	$75,393,264	45,859,129	$1.6443	$1.6440
Class C	340,596,360	340,557,702	215,178,830	1.5829	1.5827
Class D	117,361,002	117,366,051	73,051,567	1.6065	1.6066
Class I	71,377,362	71,357,222	43,073,827	1.6571	1.6566
Class DS	111,014,511	111,018,099	69,186,442	1.6046	1.6046
Class DT	88,290,271	88,296,222	53,758,785	1.6423	1.6425
	$804,047,550	$803,988,560	500,108,580

December 31, 2008

	Net Asset Value			Net Asset Value per Unit
	All Other Purposes (unaudited)	Financial Reporting	Number of Units	All Other Purposes (unaudited)	Financial Reporting
Class A	$55,269,166	$55,249,882	40,117,768	$1.3777	$1.3772
Class C	286,151,621	286,091,149	213,652,153	1.3393	1.3391
Class D	103,239,603	103,236,597	77,864,803	1.3259	1.3258
Class I	52,156,427	52,132,196	37,718,572	1.3828	1.3821
Class DS	17,829,738	17,829,738	13,447,784	1.3258	1.3258
Class DT	92,508,127	92,508,127	69,259,318	1.3357	1.3357
	$607,154,682	$607,047,689	452,060,398

7.   WEIGHTED AVERAGE UNITS

The weighted average number of Units outstanding for each Class is computed for purposes of calculating net income (loss) per weighted average Unit.  The weighted average number of Units outstanding for the years ended December 31, 2008, 2007 and 2006 equals the Units outstanding as of such date, adjusted proportionately for Units sold or redeemed based on the respective length of time each was outstanding during the period.

8.   RECENT ACCOUNTING PRONOUNCEMENTS

In March 2008, the FASB released Statement of Financial Accounting Standards No. 161, Disclosures about Derivative Instruments and Hedging Activities – an amendment to FASB Statement No. 133 (“FAS 161”). FAS 161 requires qualitative disclosures about objectives and strategies for using derivatives, quantitative disclosures about fair value amounts of and gains and losses on derivative instruments, and disclosures about credit-risk related contingent features in derivative agreements. The application of FAS 161 is required for fiscal years beginning after November 15, 2008 and interim periods within those fiscal years. Currently, the Fund is evaluating the implications of FAS 161 on its financial statements.

In May 2008, the FASB issued Statement of Financial Accounting Standards No. 162, “The Hierarchy of Generally Accepted Accounting Principles” (“FAS 162”). FAS 162 identifies the sources of accounting principles and the framework for selecting the accounting principles used in preparing financial statements of nongovernmental entities that are presented in conformity with U.S. GAAP. Currently, U.S. GAAP hierarchy is provided in the American Institute of Certified Public Accountants U.S. Auditing Standards (“AU”) Section 411, “The Meaning of Present Fairly in Conformity With Generally Accepted Accounting Principles”. The Fund does not expect the adoption of FAS 162 to have an impact on its financial statements.

9.   MARKET AND CREDIT RISK

The nature of this Fund has certain risks, which cannot all be presented on the financial statements.  The following summarizes some of those risks.

Market Risk

Derivative instruments involve varying degrees of market risk.  Changes in the level or volatility of interest rates, foreign currency exchange rates or the market values of the financial instruments or commodities underlying such derivative instruments frequently result in changes in the Fund’s net unrealized profit (loss) on open contracts on such derivative instruments as reflected in the Statements of Financial Condition.  The Fund’s exposure to market risk is influenced by a number of factors, including the relationships among the derivative instruments held by the Fund as well as the volatility and liquidity of the markets in which the derivative instruments are traded.  Investments in foreign markets may also entail legal and political risks.

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