Form 10-K, Exhibit 13
period 2009-12-31
ML Winton FuturesAccess LLC
filed 2010-03-31
CIK 1309136

Exhibit 13.01

ML WINTON FUTURESACCESS LLC

(A Delaware Limited Liability Company)

Financial Statements as of and for the years ended

December 31, 2009, 2008 and 2007

and Report of  Independent Registered Public Accounting Firms

ML WINTON FUTURESACCESS LLC

(A Delaware Limited Liability Company)

Report of Independent Registered Public Accounting Firm

To the Members of

ML Winton FuturesAccess LLC:

In our opinion, the accompanying statement of financial condition, and the related statements of operations, changes in members’ capital, and financial data highlights present fairly, in all material respects, the financial position of ML Winton FuturesAccess LLC at December 31, 2009, and the results of its operations, changes in its members’ capital, and financial data highlights for the year then ended, in conformity with accounting principles generally accepted in the United States of America.  These financial statements and the financial data highlights (hereafter referred to as the “financial statements”) are the responsibility of the Fund’s management.  Our responsibility is to express an opinion on these financial statements based on our audit.  We conducted our audit of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation.  We believe that our audit provides a reasonable basis for our opinion.

/s/PricewaterhouseCoopers LLP

March 25, 2010

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Members of

ML Winton FuturesAccess LLC:

We have audited the accompanying statement of financial condition of ML Winton FuturesAccess LLC (the “Fund”), as of December 31, 2008, and the related statements of operations, changes in members’ capital, and the financial data highlights for each of the two years in the period ended December 31, 2008. These financial statements and financial data highlights are the responsibility of the Fund’s management. Our responsibility is to express an opinion on these financial statements and financial data highlights based on our audits.

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

In our opinion, the financial statements and financial data highlights referred to above present fairly, in all material respects, the financial position of ML Winton FuturesAccess LLC as of December 31, 2008, the results of its operations, changes in its members’ capital, and the financial data highlights for each of the two years in the period ended December 31, 2008, in conformity with accounting principles generally accepted in the United States of America.

March 30, 2009

ML WINTON FUTURESACCESS LLC

(A Delaware Limited Liability Company)

STATEMENTS OF FINANCIAL CONDITION

AS OF DECEMBER 31, 2009 and 2008

	2009	2008
ASSETS:
Equity in commodity futures trading accounts:
Cash (including restricted cash of $53,748,925 for 2009 and $40,230,744 for 2008)	$761,893,194	$849,579,676
Net unrealized profit on open contracts	3,305,166	14,731,114
Cash and cash equivalents	1,102,160	163,743
Accrued interest receivable	—	39,428

TOTAL ASSETS	$766,300,520	$864,513,961

LIABILITIES AND MEMBERS’ CAPITAL:
LIABILITIES:
Brokerage commissions payable	$115,138	$89,151
Sponsor and Advisory fees payable	3,146,710	32,146,734
Redemptions payable	12,610,951	27,903,546
Other liabilities	391,254	385,970

Total liabilities	16,264,053	60,525,401

MEMBERS’ CAPITAL:
Sponsor’s Interest (19,470 Units and 19,470 Units)	28,686	31,415
Members’ Interest (506,821,001 Units and 500,089,110 Units)	750,007,781	803,957,145
Total members’ capital	750,036,467	803,988,560

TOTAL LIABILITIES AND MEMBERS’ CAPITAL	$766,300,520	$864,513,961

NET ASSET VALUE PER UNIT (SEE NOTE 6)
(Based on 506,840,471 and 500,108,580 Units outstanding, unlimited Units authorized)

See notes to financial statements.

ML WINTON FUTURESACCESS LLC

(A Delaware Limited Liability Company)

STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED DECEMBER 31, 2009, 2008 AND 2007

	2009	2008	2007
TRADING PROFIT (LOSS):

Realized, net	$(26,823,655)	$168,699,930	$89,611,147
Change in unrealized, net	(11,425,948)	6,796,965	(3,491,204)
Brokerage commissions	(772,176)	(1,087,424)	(1,996,947)

Total trading profit (loss)	(39,021,779)	174,409,471	84,122,996

INVESTMENT INCOME:
Interest	51,172	12,915,952	24,566,411

EXPENSES:
Management fee	15,244,224	14,943,538	9,953,107
Sponsor fee	9,536,904	10,272,451	7,766,920
Performance fee	583	30,491,051	14,101,642
Other	1,349,841	1,848,834	1,060,592
Total expenses	26,131,552	57,555,874	32,882,261

NET INVESTMENT LOSS	(26,080,380)	(44,639,922)	(8,315,850)

NET INCOME (LOSS)	$(65,102,159)	$129,769,549	$75,807,146

NET INCOME (LOSS) PER UNIT:

Weighted average number of Units outstanding
Class A	48,198,593	45,671,837	38,654,024
Class C	207,735,197	228,198,956	209,605,792
Class D	77,890,809	84,449,914	66,453,273
Class I	42,085,476	41,268,952	37,583,741
Class DS*	90,918,631	38,738,811	11,479,777
Class DT**	48,703,745	61,195,917	85,438,228

Net income (loss) per weighted average Unit
Class A	$(0.1384)	$0.2623	$0.1769
Class C	$(0.1465)	$0.2389	$0.1652
Class D	$(0.1125)	$0.2646	$0.1936
Class I	$(0.1324)	$0.2784	$0.1850
Class DS*	$(0.0921)	$0.2676	$0.2436
Class DT**	$(0.1096)	$0.3117	$0.1372

*Class DS was previously known as Class D-SM.  Units issued on April 2, 2007.

**Class DT was previously known as Class D-TF.  Units issued on June 1, 2007.

See notes to financial statements.

ML WINTON FUTURESACCESS LLC

(A Delaware Limited Liability Company)

STATEMENTS OF CHANGES IN MEMBERS’ CAPITAL

FOR THE YEARS ENDED DECEMBER 31, 2009, 2008 AND 2007 (IN UNITS)

	Members’ Capital December 31, 2006	Subscriptions	Redemptions	Members’ Capital December 31, 2007	Subscriptions	Redemptions	Members’ Capital December 31, 2008	Subscriptions	Redemptions	Members’ Capital December 31, 2009
Class A	32,046,486	15,602,742	(7,541,173)	40,108,055	17,386,886	(11,645,525)	45,849,416	11,525,953	(10,168,031)	47,207,338
Class C	170,519,442	86,078,957	(42,956,003)	213,642,396	60,897,518	(59,370,841)	215,169,073	35,352,821	(51,685,753)	198,836,141
Class D	39,225,345	42,664,247	(4,024,789)	77,864,803	23,739,729	(28,552,965)	73,051,567	8,842,395	(5,412,438)	76,481,524
Class I	30,787,362	13,970,225	(7,039,015)	37,718,572	12,586,459	(7,231,204)	43,073,827	8,544,937	(14,463,262)	37,155,502
Class DS*	—	14,542,754	(1,094,970)	13,447,784	58,487,988	(2,749,330)	69,186,442	36,951,720	—	106,138,162
Class DT**	—	98,131,157	(28,871,839)	69,259,318	—	(15,500,533)	53,758,785	459,179	(13,215,630)	41,002,334

Total Members’ Units	272,578,635	270,990,082	(91,527,789)	452,040,928	173,098,580	(125,050,398)	500,089,110	101,677,005	(94,945,114)	506,821,001

Class A	9,713	—	—	9,713	—	—	9,713	—	—	9,713
Class C	9,757	—	—	9,757	—	—	9,757	—	—	9,757

Total Sponsor’s Units	19,470	—	—	19,470	—	—	19,470	—	—	19,470

*Class DS was previously known as Class D-SM.  Units issued on April 2, 2007.

**Class DT was previously known as Class D-TF.  Units issued on June 1, 2007.

See notes to financial statements.

ML WINTON FUTURESACCESS LLC

(A Delaware Limited Liability Company)

STATEMENTS OF CHANGES IN MEMBERS’ CAPITAL

FOR THE YEARS ENDED DECEMBER 31, 2009, 2008 AND 2007

	Members’ Capital December 31, 2006	Subscriptions	Redemptions	Net Income	Members’ Capital December 31, 2007	Subscriptions	Redemptions	Net Income	Members’ Capital December 31, 2008	Subscriptions	Redemptions	Net Income/(Loss)	Members’ Capital December 31, 2009
Class A	$38,699,738	$19,375,017	$(9,674,408)	$6,836,154	$55,236,501	$26,212,557	$(18,049,428)	$11,977,663	$75,377,293	$18,170,302	$(15,664,489)	$(6,655,829)	$71,227,277
Class C	202,215,652	103,312,911	(54,082,928)	34,632,446	286,078,081	89,405,799	(89,455,971)	54,514,349	340,542,258	53,081,427	(77,293,306)	(30,400,821)	285,929,558
Class D	44,952,646	50,306,937	(4,888,155)	12,865,169	103,236,597	35,615,932	(43,832,109)	22,345,631	117,366,051	13,863,515	(8,015,389)	(8,766,828)	114,447,349
Class I	37,158,795	17,356,300	(9,334,899)	6,952,000	52,132,196	19,076,750	(11,340,105)	11,488,381	71,357,222	13,603,227	(22,682,367)	(5,553,866)	56,724,216
Class DS*	—	16,325,317	(1,291,973)	2,796,394	17,829,738	86,822,929	(4,000,000)	10,365,432	111,018,099	55,991,904	—	(8,379,258)	158,630,745
Class DT**	—	116,913,460	(36,127,180)	11,721,847	92,508,127	—	(23,285,032)	19,073,127	88,296,222	714,029	(20,618,787)	(5,342,828)	63,048,636

Total Members’ Interest	$323,026,831	$323,589,942	$(115,399,543)	$75,804,010	$607,021,240	$257,133,967	$(189,962,645)	$129,764,583	$803,957,145	$155,424,404	$(144,274,338)	$(65,099,430)	$750,007,781

Class A	$11,737	$—	$—	$1,644	$13,381	$—	$—	$2,590	$15,971	$—	$—	$(1,316)	$14,655
Class C	11,576	—	—	1,492	13,068	—	—	2,376	15,444	—	—	(1,413)	14,031

Total Sponsor’s Interest	$23,313	$—	$—	$3,136	$26,449	$—	$—	$4,966	$31,415	$—	$—	$(2,729)	$28,686

Total Members’ Capital	$323,050,144	$323,589,942	$(115,399,543)	$75,807,146	$607,047,689	$257,133,967	$(189,962,645)	$129,769,549	$803,988,560	$155,424,404	$(144,274,338)	$(65,102,159)	$750,036,467

*Class DS was previously known as Class D-SM.  Units issued on April 2, 2007.

**Class DT was previously known as Class D-TF.  Units issued on June 1, 2007.

See notes to financial statements.

ML WINTON FUTURESACCESS LLC

(A Delaware Limited Liability Company)

FINANCIAL DATA HIGHLIGHTS

FOR THE YEAR ENDED DECEMBER 31, 2009

The following per Unit data and ratios have been derived from information provided in the financial statements.

	Class A	Class C	Class D	Class I	Class DS(a)	Class DT(b)
Per Unit Operating Performance:

Net asset value, beginning of year	$1.6440	$1.5827	$1.6066	$1.6566	$1.6046	$1.6425

Net realized and net change in unrealized trading profit(loss)	(0.0771)	(0.0741)	(0.0754)	(0.0777)	(0.0753)	(0.0772)
Brokerage commissions	(0.0015)	(0.0015)	(0.0015)	(0.0015)	(0.0015)	(0.0015)
Interest income	0.0001	0.0001	0.0001	0.0001	0.0001	0.0001
Expenses	(0.0567)	(0.0692)	(0.0334)	(0.0508)	(0.0333)	(0.0262)
					—
Net asset value, end of year	$1.5088	$1.4380	$1.4964	$1.5267	$1.4946	$1.5377

Total Return: (c)

Total return before Performance fees	-8.24%	-9.16%	-6.85%	-7.87%	-6.85%	-6.38%
Performance fees	0.00%	0.00%	-0.01%	0.00%	-0.01%	0.00%
Total return after Performance fees	-8.24%	-9.16%	-6.86%	-7.87%	-6.86%	-6.38%

Ratios to Average Members’ Capital:

Expenses (excluding Performance fees)	3.68%	4.68%	2.18%	3.28%	2.17%	1.67%
Performance fees	0.00%	0.00%	0.00%	0.00%	0.01%	-0.01%
Expenses (including Performance fees)	3.68%	4.68%	2.18%	3.28%	2.18%	1.66%

Net investment income (loss)	-3.67%	-4.67%	-2.18%	-3.27%	-2.18%	-1.66%

(a) Class DS was previously known as Class D-SM.

(b) Class DT was previously known as Class D-TF.

(c) The total return calculations are based on compounded monthly returns and is calculated for each class taken as a whole.

An individual members’ return may vary from these returns based on timing of capital transactions.

See notes to financial statements.

ML WINTON FUTURESACCESS LLC

(A Delaware Limited Liability Company)

FINANCIAL DATA HIGHLIGHTS

FOR THE YEAR ENDED DECEMBER 31, 2008

The following per Unit data and ratios have been derived from information provided in the financial statements.

	Class A	Class C	Class D	Class I	Class DS(a)	Class DT(b)
Per Unit Operating Performance:

Net asset value, beginning of year	$1.3772	$1.3391	$1.3258	$1.3821	$1.3258	$1.3357

Net realized and net change in unrealized trading profit	0.3662	0.3547	0.3547	0.3682	0.3521	0.3589
Brokerage commissions	(0.0023)	(0.0022)	(0.0022)	(0.0023)	(0.0022)	(0.0022)
Interest income	0.0271	0.0263	0.0262	0.0273	0.0260	0.0265
Expenses	(0.1242)	(0.1352)	(0.0979)	(0.1187)	(0.0971)	(0.0764)
					—
Net asset value, end of year	$1.6440	$1.5827	$1.6066	$1.6566	$1.6046	$1.6425

Total Return: (c)

Total return before Performance fees	24.39%	23.18%	26.27%	24.89%	26.09%	26.91%
Performance fees	-4.48%	-4.48%	-4.48%	-4.48%	-4.45%	-3.45%
Total return after Performance fees	19.36%	18.19%	21.18%	19.85%	21.03%	22.97%

Ratios to Average Members’ Capital:

Expenses (excluding Performance fees)	3.82%	4.84%	2.31%	3.42%	2.29%	1.79%
Performance fees	4.35%	4.35%	4.35%	4.35%	4.32%	3.33%
Expenses (including Performance fees)	8.17%	9.19%	6.66%	7.77%	6.61%	5.12%

Net investment income (loss)	-6.37%	-7.38%	-4.85%	-5.96%	-4.82%	-3.32%

(a) Class DS was previously known as Class D-SM.

(b) Class DT was previously known as Class D-TF.

(c) The total return calculations are based on compounded monthly returns and is calculated for each class taken as a whole.

An individual members’ return may vary from these returns based on timing of capital transactions.

See notes to financial statements.

ML WINTON FUTURESACCESS LLC

(A Delaware Limited Liability Company)

FINANCIAL DATA HIGHLIGHTS

FOR THE YEAR ENDED DECEMBER 31, 2007

The following per Unit data and ratios have been derived from information provided in the financial statements.

	Class A	Class C	Class D	Class I	Class DS (a)	Class DT (b)
Per Unit Operating Performance:

Net asset value, beginning of year	$1.2076	$1.1859	$1.1460	$1.2069	$1.0733	$1.1914

Net realized and net change in unrealized trading profit	0.1949	0.1901	0.1869	0.1954	0.2642	0.1433
Brokerage commissions	(0.0052)	(0.0051)	(0.0050)	(0.0052)	(0.0031)	(0.0024)
Interest income	0.0611	0.0597	0.0583	0.0612	0.0442	0.0349
Expenses	(0.0812)	(0.0915)	(0.0604)	(0.0762)	(0.0528)	(0.0315)

Net asset value, end of year	$1.3772	$1.3391	$1.3258	$1.3821	$1.3258	$1.3357

Total Return: (c)

Total return before Performance fees	16.90%	15.74%	18.66%	17.36%	26.53%	13.70%
Performance fees	-2.74%	-2.73%	-2.79%	-2.73%	-2.65%	-1.54%
Total return after Performance fees	14.03%	12.90%	15.68%	14.49%	23.53%	12.11%

Ratios to Average Members’ Capital:

Expenses (excluding Performance fees)	3.84%	4.89%	2.31%	3.43%	2.28%	1.76%
Performance fees	2.84%	2.87%	2.99%	2.85%	2.53%	1.49%
Expenses (including Performance fees)	6.68%	7.76%	5.30%	6.28%	4.81%	3.25%

Net investment income (loss)	-1.71%	-2.77%	-0.30%	-1.29%	-0.77%	0.60%

(a) Class DS was previously known as Class D-SM.  Units issued on April 2, 2007.

(b) Class DT was previously known as Class D-TF.  Units issued on June 1, 2007.

(c) The total return calculations are based on compounded monthly returns and is calculated for each class taken as a whole.

An individual members’ return may vary from these returns based on timing of capital transactions.

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

Merrill Lynch Alternative Investments LLC (“MLAI” or the “Sponsor”) is the Sponsor of the Fund. MLAI is an indirect wholly-owned subsidiary of Merrill Lynch & Co., Inc. (“Merrill Lynch”). Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”), a wholly-owned subsidiary of Merrill Lynch, is the Fund’s commodity broker. On September 15, 2008, Merrill Lynch entered into an Agreement and Plan of Merger (as amended by Amendment No. 1 dated as of October 21, 2008, the “Merger Agreement”) with Bank of America Corporation (“Bank of America”). Pursuant to the Merger Agreement, on January 1, 2009, a wholly-owned subsidiary of Bank of America merged with and into Merrill Lynch, with Merrill Lynch continuing as the surviving corporation and a subsidiary of Bank of America.

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

The Fund offers six Classes of Units:  Class A, Class C, Class D, Class DT, Class DS, and Class I.  Each Class of Units except for Class DT and Class DS was offered at $1.00 per Unit during the initial offering period and subsequently is offered at Net Asset Value per Unit (see Note 6).  Class DS commenced on April 2, 2007 and was offered at $1.0733 and Class DT commenced on June 1, 2007 and was offered at $1.1914.  The six Classes of Units are subject to different Sponsor fees.

Interests in the Fund are not insured or otherwise protected by the Federal Deposit Insurance Corporation or any other government authority.  Interests are not deposits or other obligations of, and are not guaranteed by, Bank of America Corporation or any of its affiliates or by any bank.  Interests are subject to investment risks, including the possible loss of the full amount invested.

Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates. Certain prior year items have been reclassified to conform to the current year presentation.

Statement of Cash Flows

The Fund is not required to provide a Statement of Cash Flows.

Revenue Recognition

Commodity futures, options on futures and forward contract transactions are recorded on trade date. Open contracts are reflected in Net unrealized profit (loss) on open contracts in the Statements of Financial Condition as the difference between the original contract value and the market value (for those commodity interests for which market quotations are readily available) or at fair value.  The change in unrealized profit (loss) on open contracts from one period to the next is reflected in Change in unrealized under Trading profit (loss) in the Statements of Operations.

Trading profit (loss) is reduced for brokerage commission costs.

Foreign Currency Transactions

The Fund’s functional currency is the U.S. dollar; however, it transacts business in U.S. dollars and in currencies other than the U.S. dollar.  Assets and liabilities denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rates in effect at the date of the Statements of Financial Condition.  Income and expense items denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rates in effect during the year.  Profits and losses resulting from the translation to U.S. dollars are included in Trading Profit(Loss) in the Statements of Operations.

Cash and Cash Equivalents

The Fund considered all highly liquid investments, with a maturity of three months or less when acquired, to be cash equivalents. Cash equivalents were recorded at amortized cost which approximated fair value (Level II see Note 3). Cash was held at a nationally recognized financial institution.

Cash at Broker / Equity in Commodity Futures Trading Accounts

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

The Fund follows the ASC guidance on accounting for uncertainty in income taxes.  This guidance provides how uncertain tax positions should be recognized, measured, presented and disclosed in the financial statements.  This guidance also requires the evaluation of tax positions taken or expected to be taken in the course of preparing the Fund’s financial statements to determine whether the tax positions are “more-likely-than-not” to be sustained by the applicable tax authority.  Tax positions with respect to tax at the Fund level not deemed to meet the “more-likely-than-not” threshold would be recorded as a tax benefit or expense in the current year.  MLAI has analyzed the Fund’s tax positions and has concluded that no provision for income tax is required in the Fund’s financial statements. The following are the major tax jurisdictions for the Fund and the earliest tax year subject to examination: United States — 2006.

Distributions

The Members are entitled to receive, equally per Unit, any distributions which may be made by the Fund.  No such distributions have been declared for the years ended December 31, 2009, 2008 and 2007.

Subscriptions

Units are offered as of the close of business at the end of each month.  Units are purchased as of the first business day of any month at Net Asset Value (see Note 6), but the subscription request must be submitted at least three calendar days before the end of the preceding month.  Subscriptions submitted less than three days before the end of a month will be applied to Units subscriptions as of the beginning of the second month after receipt, unless revoked by MLAI.

Redemptions and Exchanges

A Member may redeem or exchange some or all of such Member’s Units at Net Asset Value (see Note 6) as of the close of business, on the last business day of any month, upon ten calendar days’ notice (“notice period”).

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

Dissolution of the Fund

The Fund may terminate if certain circumstances occur as set forth in the private placement memorandum, which include but are not limited to the following:

(a)                      Bankruptcy, dissolution, withdrawal or other termination of the trading advisor of this Fund.

(b)                     Any event which would make unlawful the continued existence of this Fund.

(c)                      Determination by MLAI to liquidate or withdraw from the Fund.

2.               CONDENSED SCHEDULES OF INVESTMENTS

The Fund’s investments, defined as Net unrealized profit (loss) on open contracts in the Statements of Financial Condition, as of December 31, 2009 and 2008 are as follows:

2009

	Long Positions			Short Positions			Net Unrealized
Commodity Industry	Number of	Unrealized	Percent of	Number of	Unrealized	Percent of	Profit (Loss)	Percent of
Sector	Contracts	Profit (Loss)	Members’ Capital	Contracts	Profit (Loss)	Members’ Capital	on Open Positions	Members’ Capital	Maturity Dates

Agriculture	1,102	$1,087,413	0.14%	(989)	$(286,832)	-0.04%	$800,581	0.10%	January 10 - November 10
Currencies	2,892	(2,562,251)	-0.34%	(302)	(169,839)	-0.02%	(2,732,090)	-0.36%	March 10
Energy	106	134,142	0.02%	(255)	(642,428)	-0.09%	(508,286)	-0.07%	January 10 - December 10
Interest rates	7,633	(179,602)	-0.03%	(460)	17,539	0.00%	(162,063)	-0.03%	January 10 - June 10
Metals	1,420	3,027,127	0.40%	(106)	(880,988)	-0.13%	2,146,139	0.27%	January 10 - April 10
Stock indices	5,218	3,774,920	0.50%	(16)	(14,035)	0.00%	3,760,885	0.50%	January 10 - March 10

Total		$5,281,749	0.69%		$(1,976,583)	-0.28%	$3,305,166	0.41%

2008

	Long Positions			Short Positions			Net Unrealized
Commodity Industry	Number of	Unrealized	Percent of	Number of	Unrealized	Percent of	Profit (Loss)	Percent of
Sector	Contracts	Profit (Loss)	Members’ Capital	Contracts	Profit (Loss)	Members’ Capital	on Open Positions	Members’ Capital	Maturity Dates

Agriculture	197	$390,804	0.05%	(2,131)	$(3,807,410)	-0.47%	$(3,416,606)	-0.42%	January 09 - November 10
Currencies	759	1,426,021	0.18%	(1,366)	(4,720,175)	-0.59%	(3,294,154)	-0.41%	March 09
Energy	—	—	0.00%	(313)	1,169,490	0.15%	1,169,490	0.15%	January 09 - December 10
Interest rates	10,483	17,823,721	2.21%	(88)	(21,657)	0.00%	17,802,064	2.21%	January 09 - June 10
Metals	238	(635,812)	-0.08%	(558)	3,463,278	0.42%	2,827,466	0.34%	January 09 - April 09
Stock indices	10	1,903	0.00%	(384)	(359,049)	-0.04%	(357,146)	-0.04%	January 09 - March 09

Total		$19,006,637	2.36%		$(4,275,523)	-0.53%	$14,731,114	1.83%

No individual contract’s unrealized profit or loss comprised greater than 5% of Members’ Capital as of December 31, 2009 and 2008.

3.               FAIR VALUE OF INVESTMENTS

The FASB’s ASC’s provide authoritative guidance on fair value measurement. This guidance defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements.

Fair value of an investment is the amount that would be received to sell the investment in an orderly transaction between market participants at the measurement date (i.e. the exit price). All investments (including derivative financial instruments and derivative commodity instruments) are held for trading purposes.  The investments are recorded on trade date and open contracts are recorded at fair value (described below) at the measurement date. Investments denominated in foreign currencies are translated into U.S. dollars at the exchange rates prevailing at the measurement date.  Gains or losses are realized when contracts are liquidated.  Unrealized gains or losses on open contracts are included in Equity in commodity futures trading account.  Any change in net unrealized gain or loss from the preceding year is reported in the Statement of Operations.

The fair value measurement guidance established a hierarchal disclosure framework which prioritizes and ranks the level of market price observability used in measuring investments at fair value. Market price observability is impacted by a number of factors, including the type of investment and the characteristics specific to the investment. Investments with readily available active quoted prices or for which fair value can be measured from actively quoted prices generally will have a higher degree of market price observability and a lesser degree of judgment used in measuring fair value.

Investments measured and reported at fair value are classified and disclosed in one of the following categories:

Level I — Quoted prices are available in active markets for identical investments as of the reporting date. The type of investments included in Level I are publicly traded investments. As required by the fair market value measurement guidance, the Fund does not adjust the quoted price for these investments even in situations where the Fund holds a large position and a sale could reasonably impact the quoted price.

Level II — Pricing inputs are other than quoted prices in active markets, which are either directly or indirectly observable as of the reporting date, and fair value is determined through the use of generally accepted and understood models or other valuation methodologies. Investments which are generally included in this category are investments valued using market data.

Level III — Pricing inputs are unobservable and include situations where there is little, if any, market activity for the investment. Fair value for these investments is determined using valuation methodologies that consider a range of factors, including but not limited to the nature of the investment, local market conditions, trading values on public exchanges for comparable securities, current and projected operating performance and financing transactions subsequent to the acquisition of the investment. The inputs into the determination of fair value require significant management judgment. Due to the inherent uncertainty of these estimates, these values may differ materially from the values that would have been used had a ready market for these investments existed. Investments that are included in this category generally are privately held debt and equity securities.

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

Following is a description of the valuation methodologies used for investments, as well as the general classification of such investments pursuant to the valuation hierarchy.

Exchange traded investments are fair valued by the Fund by using the reported closing price on the primary exchange where it trades such investments.  These closing prices are observed through the clearing broker and third party pricing services. For non-exchange traded investments, quoted values and other data provided by nationally recognized independent pricing sources are used as inputs into its process for determining fair values.

The independent pricing sources obtain market quotations and actual transaction prices for securities that have quoted prices in active markets. Each source has its own proprietary method for determining the fair value of securities that are not actively traded. In general, these methods involve the use of “matrix pricing” in which the independent pricing source uses observable market inputs including, but not limited to, investment yields, credit risks and spreads, benchmarking of like securities, broker-dealer quotes, reported trades and sector groupings to determine a reasonable fair market value.

The Fund has determined that Level I securities would include all of its futures and options contracts where it believes that quoted prices are available in an active market.

Where the Fund believes that quoted market prices are not available or that the market is not active, fair values are estimated by using quoted prices of securities with similar characteristics, pricing models or matrix pricing and these are generally classified as Level II securities. The Fund determined that Level II securities would include its forward contracts.

The Fund’s net unrealized profit (loss) on open forward and futures contracts as of December 31, 2009 and 2008 are as follows:

December 31, 2009	Unrealized Long Positions	Unrealized Short Positions	Total
Futures	$5,281,749	$(1,976,583)	$3,305,166
Forwards	—	—	—
Total	$5,281,749	$(1,976,583)	$3,305,166

December 31, 2008	Unrealized Long Positions	Unrealized Short Positions	Total
Futures	$19,006,637	$(4,275,523)	$14,731,114
Forwards	—	—	—
Total	$19,006,637	$(4,275,523)	$14,731,114

The Fund’s volume of trading forward and futures as of the end of this year is representative of the activity throughout the year.

The following table summarizes the valuation of the Fund’s investments by the above fair value hierarchy levels as of December 31, 2009 and 2008:

Net unrealized
profit (loss)
on open contracts	Total	Level I	Level II	Level III

December 31, 2009	$3,305,166	$986,304	$2,318,862	$—
December 31, 2008	$14,731,114	$14,731,114	$—	$—

Effective January 1, 2009, the Fund adopted the FASB’s guidance on disclosures about derivative instruments and hedging activities which requires qualitative disclosures about objectives and strategies for using derivatives, quantitative disclosures about fair value amounts of and gains and losses on derivative instruments, and disclosures about credit-risk-related contingent features in derivative agreements. This guidance only expands the disclosure requirements for derivative instruments and related hedging activities and has no impact on Statements of Financial Condition or Statements of Operations or Statements of Changes in Members’ Capital.

The Fund engages in the speculative trading of futures, options on futures and forward contracts on a wide range of commodities. Such contracts meet the definition of a derivative as noted in the guidance for derivatives and hedging. The fair value amounts of and the gains and losses on derivative instruments is disclosed in the Statements of Financial Condition and Statements of Operations, respectively. There are no credit related contingent features embedded in these derivative contracts.

The following table indicates the trading gains and losses, by commodity industry sector, on derivative instruments for the year ended December 31, 2009:

Commodity Industry Sector	Gain (loss) from trading

Agriculture	$2,114,401
Currencies	(12,121,842)
Energy	(12,677,833)
Interest rates	(8,522,945)
Metals	3,421,909
Stock indices	(10,463,293)

Total	$(38,249,603)

The Fund is subject to the risk of insolvency of a counterparty, an exchange, a clearinghouse or MLPF&S.  Fund assets could be lost or impounded during lengthy bankruptcy proceedings.  Were a substantial portion of the Fund’s capital tied up in a bankruptcy or other similar proceedings, MLAI might suspend or limit trading, perhaps causing the Fund to miss significant profit opportunities.  There are increased risks in dealing with unregulated trading counterparties including the risk that assets may not benefit from the protection afforded to “customer funds” deposited with regulated dealers and brokers.

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

The Fund charges Sponsor fees on the month-end net assets after all other charges at annual rates equal to 1.50% for Class A, 2.50% for Class C, and 1.10% on Class I.  Class D, DS, and DT are not charged a Sponsor Fee.   Sponsor Fees are paid to MLAI.

The Fund pays brokerage commissions on actual cost per round turn. The average round-turn commission rate charged to the Fund for the years ended December 31, 2009, 2008 and 2007 was approximately $6.50, $7.16 and $9.58, respectively (not including, in calculating round-turn, forward contracts on a futures-equivalent basis).

Brokerage Commissions, Interest and Sponsor fees as seen on the Statements of Operations are all received from or paid to related parties.

The Fund holds cash at an unaffiliated bank which invests such cash in a money market fund which is managed by BlackRock, a related party to MLAI.  The Cash and cash equivalents as seen on the Statements of Financial Condition is the amount held by the related party.

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

Performance fees are charged by the Fund on any New Trading Profit, as defined in the private placement memorandum, and are payable to Winton as of either the end of each calendar year or upon any interim period for which there are net redemption of Units, to the extent of the applicable percentage of any New Trading Profit attributable to such Units. The Fund charges a 20% performance fee for all classes except Class DT which is charged a performance fee of 15%.  Winton pays MLAI 25% of any Performance fees paid by the Fund not including Class DT.

6.               NET ASSET VALUE PER UNIT

The Net Asset Value per Unit of the different Classes as of December 31, 2009 and 2008 are:

December 31, 2009

Net Asset Value
Class A	$1.5088
Class C	1.4380
Class D	1.4964
Class I	1.5267
Class DS	1.4946
Class DT	1.5377

December 31, 2008

Net Asset Value
Class A	$1.6440
Class C	1.5827
Class D	1.6066
Class I	1.6566
Class DS	1.6046
Class DT	1.6425

7.               WEIGHTED AVERAGE UNITS

The weighted average number of Units outstanding for each Class is computed for purposes of calculating net income (loss) per weighted average Unit.  The weighted average number of Units outstanding for the years ended December 31, 2009, 2008 and 2007 equals the Units outstanding as of such date, adjusted proportionately for Units sold or redeemed based on the respective length of time each was outstanding during the year.

8.               RECENT ACCOUNTING PRONOUNCEMENTS

In July 2009, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Codification (“ASC”) 105, Generally Accepted Accounting Principles, (ASC 105), which approved the FASB Accounting Standards Codification (the “Codification”) as the single source of authoritative nongovernmental GAAP. The Codification is effective for interim or annual periods ending after September 15, 2009. All existing accounting standards have been superseded and all other accounting literature not included in the Codification are considered nonauthoritative. ASC 105 was not intended to change the accounting literature and did not impact the Fund’s financial condition or results of operations.  All accounting references within this report are in accordance with the new Codification.

In April 2009, the FASB issued guidance on determining fair value when the volume and level of activity for the asset or liability have significantly decreased and identifying transactions that are not orderly. This guidance provides additional guidance for estimating fair value in accordance with FASB guidance on fair value measurements, when the volume and level of activity for the asset or liability have significantly decreased. This guidance also identifies circumstances that indicate a transaction is not orderly. The guidance emphasizes that even if there has been a significant decrease in the volume and level of activity for the asset or liability and regardless of the valuation technique(s) used, the objective of a fair value measurement remains the same. Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction (that is, not a forced liquidation or distressed sale) between market participants at the measurement date under current market conditions. The guidance also contains enhanced disclosure requirements whereby fair value disclosures as well as certain disaggregated information will be disclosed. The adoption of this guidance had no impact on the financial statements.

In September 2009, the FASB issued Accounting Standards Update No. 2009-12, Investments in Certain Entities That Calculate Net Asset Value per Share (or Its Equivalent) (the “ASU 2009-12”), which is effective for interim or annual financial periods ending after December 15, 2009.  The adoption of this guidance had no impact on the financial statements.

In January 2010, the FASB issued an update to the fair value measurements disclosure. Pursuant to this update, additional disclosures in the financial statements relating to transfers in and out of Levels 1 and 2 fair value measurements and separate disclosure of purchases, sales, issuances, and settlements in Level 3 rollforward, will be required. In addition, this update provides clarifications on i) the level of aggregation of classes of assets and liabilities disclosed in the fair value measurement disclosures and ii) disclosures relating to the inputs and valuation techniques for Level 2 and Level 3 fair value measurements. The new disclosures and clarifications of existing disclosures are effective for annual reporting periods beginning after December 15, 2009, except for the disclosures about purchases, sales, issuances, and settlements in the Level 3 roll forward which are effective for fiscal years beginning after December 15, 2010. This update further enhances the fair value disclosures and the Manager has determined that the adoption of this update would not have a material impact to the Fund’s financial statements.

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

Indemnifications

In the normal course of business, the Fund has entered, or may in the future enter into agreements that obligate the Fund to indemnify third parties, including affiliates of the Fund, for breach of certain representations and warranties made by the Fund. No claims have actually been made with respect to such indemnities and any quantification would involve hypothetical claims that have not been made. Based on the Fund’s experience, MLAI expected the risk of loss to be remote and, therefore, no provision has been recorded.

10.         SUBSEQUENT EVENTS

Management has evaluated the impact of subsequent events on the Fund and has determined that there were no subsequent events that require adjustments to, or disclosure in, the financial statements.

*     *     *     *     *     *     *     *     *     *      *

To the best of the knowledge and belief of the

undersigned, the information contained in this

report is accurate and complete.

Barbra E. Kocsis
Chief Financial Officer
Merrill Lynch Alternative Investments LLC
Sponsor of
ML Winton FuturesAccess LLC