Form 10-K/A, Exhibit 13
period 2010-12-31
ML Winton FuturesAccess LLC
filed 2012-01-27
CIK 1309136

Exhibit 13.01

ML WINTON FUTURESACCESS LLC
(A Delaware Limited Liability Company)

Financial Statements as of and for the years ended
December 31, 2010, 2009 and 2008
and Reports of Independent Registered Public Accounting Firms

ML WINTON FUTURESACCESS LLC
(A Delaware Limited Liability Company)

Report of Independent Registered Public Accounting Firm

To the Members of
ML Winton FuturesAccess LLC:

In our opinion, the accompanying statements of financial condition, and the related statements of operations, changes in members' capital, and financial data highlights present fairly, in all material respects, the financial position of ML Winton FuturesAccess LLC (the "Fund") at December 31, 2010 and December 31, 2009, and the results of its operations, the changes in its members' capital and its financial data highlights for the years then ended, in conformity with accounting principles generally accepted in the United States of America. These financial statements and the financial data highlights (hereafter referred to as the "financial statements") are the responsibility of the Fund's management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

March 15, 2011

PricewaterhouseCoopers LLP, 300 Madison Avenue, New York, NY 10017
T: (646) 471 3000, F: (646) 471 8320, www.pwc.com/us

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Members of
ML Winton FuturesAccess LLC:

We have audited the accompanying statements of operations, changes in members’ capital and the financial data highlights of ML Winton FuturesAccess LLC (the “Fund”), for the year ended December 31, 2008. These financial statements and financial data highlights are the responsibility of the Fund's management. Our responsibility is to express an opinion on these financial statements and financial data highlights based on our audit.

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

See notes to financial statements.

ML WINTON FUTURESACCESS LLC
(A Delaware Limited Liability Company)

STATEMENTS OF CHANGES IN MEMBERS’ CAPITAL
FOR THE YEARS ENDED DECEMBER 31, 2010, 2009 AND 2008

	Members’ Capital December 31, 2007	Subscriptions	Redemptions	Net Income/(Loss)	Members’ Capital December 31, 2008	Subscriptions	Redemptions	Net Income/(Loss)	Members’ Capital December 31, 2009	Subscriptions	Redemptions	Net Income/(Loss)	Members’ Capital December 31, 2010
Class A	$55,236,501	$26,212,557	$(18,049,428)	$11,977,663	$75,377,293	$18,170,302	$(15,664,489)	$(6,655,829)	$71,227,277	$40,291,567	$(11,118,835)	$9,414,960	$109,814,969
Class C	286,078,081	89,405,799	(89,455,971)	54,514,349	340,542,258	53,081,427	(77,293,306)	(30,400,821)	285,929,558	75,033,965	(39,187,216)	31,172,465	352,948,772
Class D	103,236,597	35,615,932	(43,832,109)	22,345,631	117,366,051	13,863,515	(8,015,389)	(8,766,828)	114,447,349	12,968,317	(5,664,410)	16,249,291	138,000,547
Class I	52,132,196	19,076,750	(11,340,105)	11,488,381	71,357,222	13,603,227	(22,682,367)	(5,553,866)	56,724,216	11,143,099	(5,999,638)	7,003,880	68,871,557
Class DS	17,829,738	86,822,929	(4,000,000)	10,365,432	111,018,099	55,991,904	—	(8,379,258)	158,630,745	10,923,671	(8,232,407)	20,913,669	182,235,678
Class DT	92,508,127	—	(23,285,032)	19,073,127	88,296,222	714,029	(20,618,787)	(5,342,828)	63,048,636	—	(24,161,490)	6,679,492	45,566,638

Total Members’ Interest	$607,021,240	$257,133,967	$(189,962,645)	$129,764,583	$803,957,145	$155,424,404	$(144,274,338)	$(65,099,430)	$750,007,781	$150,360,619	$(94,363,996)	$91,433,757	$897,438,161

Class A	$13,381	$—	$—	$2,590	$15,971	$—	$—	$(1,316)	$14,655	$—	$—	$1,947	$16,602
Class C	13,068	—	—	2,376	15,444	—	—	(1,413)	14,031	—	—	1,514	15,545

Total Sponsor’s Interest	$26,449	$—	$—	$4,966	$31,415	$—	$—	$(2,729)	$28,686	$—	$—	$3,461	$32,147

Total Members’ Capital	$607,047,689	$257,133,967	$(189,962,645)	$129,769,549	$803,988,560	$155,424,404	$(144,274,338)	$(65,102,159)	$750,036,467	$150,360,619	$(94,363,996)	$91,437,218	$897,470,308

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