Form 10-K, Exhibit 13
period 2012-12-31
ML Winton FuturesAccess LLC
filed 2013-03-27
CIK 1309136

Exhibit 13.01

ML WINTON FUTURESACCESS LLC

(A Delaware Limited Liability Company)

Financial Statements as of and for the years ended

December 31, 2012, 2011 and 2010

and Report of Independent Registered Public Accounting Firm

Report of Independent Registered Public Accounting Firm

To the Members of ML Winton FuturesAccess LLC:

In our opinion, the accompanying statements of financial condition, and the related statements of operations, changes in members’ capital, and financial data highlights present fairly, in all material respects, the financial position of ML Winton FuturesAccess LLC (the “Fund”) at December 31, 2012 and 2011, and the results of its operations, the changes in its members’ capital and its financial data highlights for each of the three years in the period ended December 31, 2012, in conformity with accounting principles generally accepted in the United States of America. These financial statements and the financial data highlights (hereafter referred to as the “financial statements”) are the responsibility of the Fund’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

New York, NY

March 27, 2013

PricewaterhouseCoopers LLP, PricewaterhouseCoopers Center, 300 Madison Avenue, New York, NY 10017

T: (646) 471 3000, F: (813) 286 6000, www.pwc.com/us

ML WINTON FUTURESACCESS LLC

(A Delaware Limited Liability Company)

STATEMENTS OF FINANCIAL CONDITION

DECEMBER 31, 2012 AND 2011

	2012	2011
ASSETS:
Equity in commodity trading accounts:
Cash (including restricted cash of $88,048,482 for 2012 and $79,851,460 for 2011)	$1,094,747,864	$1,139,513,497
Net unrealized profit on open futures contracts	13,181,192	23,291,377
Net unrealized profit on open forwards contracts	2,787,207	1,206,622
Cash	872,010	1,033,101
Accrued interest receivable	646	—

TOTAL ASSETS	$1,111,588,919	$1,165,044,597

LIABILITIES AND MEMBERS’ CAPITAL:
LIABILITIES:
Net unrealized loss on open futures contracts	$3,495,313	$146,111
Net unrealized loss on open forwards contracts	1,636,300	958,822
Brokerage commissions payable	5,975	3,818
Sponsor and Advisory fees payable	3,208,763	17,358,610
Redemptions payable	10,403,455	27,077,760
Other liabilities	451,936	398,085

Total liabilities	19,201,742	45,943,206

MEMBERS’ CAPITAL:
Members’ Interest (695,939,035 Units and 653,497,815 Units)	1,092,387,177	1,119,101,391
Total members’ capital	1,092,387,177	1,119,101,391

TOTAL LIABILITIES AND MEMBERS’ CAPITAL	$1,111,588,919	$1,165,044,597

NET ASSET VALUE PER UNIT
(Based on 695,939,035 and 653,497,815 Units outstanding, unlimited Units authorized)

Class A	$1.6478	$1.7496
Class C	$1.5240	$1.6344
Class D	$1.7095	$1.7881
Class I	$1.6874	$1.7846
Class DS	$1.7074	$1.7859
Class DT	$1.7935	$1.8666
Class M	$0.9606	$—

See notes to financial statements.

ML WINTON FUTURESACCESS LLC

(A Delaware Limited Liability Company)

STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED DECEMBER 31, 2012, 2011 AND 2010

	2012	2011	2010
TRADING PROFIT (LOSS):

Realized, net	$(12,985,638)	$99,005,031	$106,905,362
Change in unrealized, net	(12,556,280)	(4,178,895)	24,266,795
Brokerage commissions	(1,658,223)	(1,079,201)	(985,164)

Total trading profit (loss), net	(27,200,141)	93,746,935	130,186,993

INVESTMENT INCOME (EXPENSE):
Interest, net	(268,920)	14,326	(923)

EXPENSES:
Management fee	22,799,470	20,733,371	16,085,528
Sponsor fee	17,137,471	13,783,782	9,798,981
Performance fee	519	14,143,666	11,615,788
Other	2,111,326	1,536,998	1,248,555
Total expenses	42,048,786	50,197,817	38,748,852

NET INVESTMENT INCOME (LOSS)	(42,317,706)	(50,183,491)	(38,749,775)

NET INCOME (LOSS)	$(69,517,847)	$43,563,444	$91,437,218

NET INCOME (LOSS) PER UNIT:

Weighted average number of Units outstanding
Class A	112,525,532	85,306,244	52,895,782
Class C	338,215,096	265,133,320	207,686,809
Class D	97,233,575	92,583,109	81,622,728
Class I	53,305,559	44,020,921	38,169,450
Class DS	72,728,392	103,988,669	106,469,967
Class DT	16,327,295	22,748,773	33,531,508
Class M*	9,121,131	—	—

Net income (loss) per weighted average Unit
Class A	$(0.1037)	$0.0694	$0.1780
Class C	$(0.1119)	$0.0490	$0.1501
Class D	$(0.0781)	$0.0953	$0.1991
Class I	$(0.0992)	$0.0757	$0.1835
Class DS	$(0.0827)	$0.0954	$0.1964
Class DT	$(0.0767)	$0.1134	$0.1992
Class M*	$0.0164	$—	$—

* Units issued on March 1, 2012

See notes to financial statements.

ML WINTON FUTURESACCESS LLC

(A Delaware Limited Liability Company)

STATEMENTS OF CHANGES IN MEMBERS’ CAPITAL

FOR THE YEARS ENDED DECEMBER 31, 2012, 2011 AND 2010 (IN UNITS)

	Members’ Capital December 31, 2009	Subscriptions	Redemptions	Members’ Capital December 31, 2010	Subscriptions	Redemptions	Members’ Capital December 31, 2011	Subscriptions	Redemptions	Members’ Capital December 31, 2012
Class A	47,207,338	25,122,531	(7,003,935)	65,325,934	42,958,269	(5,874,240)	102,409,963	29,640,100	(26,228,313)	105,821,750
Class C	198,836,141	50,080,364	(26,401,860)	222,514,645	108,437,883	(28,029,412)	302,923,116	92,775,855	(60,957,404)	334,741,567
Class D	76,481,524	8,639,361	(3,580,423)	81,540,462	19,288,627	(7,441,994)	93,387,095	16,402,430	(10,563,847)	99,225,678
Class I	37,155,502	6,964,353	(3,791,061)	40,328,794	13,111,177	(3,550,463)	49,889,508	13,773,459	(12,995,108)	50,667,859
Class DS	106,138,162	6,873,724	(5,202,017)	107,809,869	5,140,859	(26,348,415)	86,602,313	—	(32,474,284)	54,128,029
Class DT	41,002,334	—	(15,012,125)	25,990,209	—	(7,704,389)	18,285,820	—	(5,083,599)	13,202,221
Class M*	—	—	—	—	—	—	—	38,151,931	—	38,151,931

Total Members’ Units	506,821,001	97,680,333	(60,991,421)	543,509,913	188,936,815	(78,948,913)	653,497,815	190,743,775	(148,302,555)	695,939,035

Class A	9,713	—	—	9,713	—	(9,713)	—	—	—	—
Class C	9,757	—	—	9,757	—	(9,757)	—	—	—	—

Total Sponsor’s Units	19,470	—	—	19,470	—	(19,470)	—	—	—	—

* Units issued on March 1, 2012

See notes to financial statements.

ML WINTON FUTURESACCESS LLC

(A Delaware Limited Liability Company)

STATEMENTS OF CHANGES IN MEMBERS’ CAPITAL

FOR THE YEARS ENDED DECEMBER 31, 2012, 2011 AND 2010

	Members’ Capital December 31, 2009	Subscriptions	Redemptions	Net Income/(Loss)	Members’ Capital December 31, 2010	Subscriptions	Redemptions	Net Income/(Loss)	Members’ Capital December 31, 2011	Subscriptions	Redemptions	Net Income/(Loss)	Members’ Capital December 31, 2012
Class A	$71,227,277	$40,291,567	$(11,118,835)	$9,414,960	$109,814,969	$73,551,880	$(10,104,554)	$5,916,349	$179,178,644	$50,675,735	$(43,814,019)	$(11,666,559)	$174,373,801
Class C	285,929,558	75,033,965	(39,187,216)	31,172,465	352,948,772	174,378,174	(45,212,829)	12,996,341	495,110,458	147,487,040	(94,603,982)	(37,852,175)	510,141,341
Class D	114,447,349	12,968,317	(5,664,410)	16,249,291	138,000,547	33,469,377	(13,304,513)	8,820,611	166,986,022	28,547,708	(18,316,402)	(7,589,299)	169,628,029
Class I	56,724,216	11,143,099	(5,999,638)	7,003,880	68,871,557	23,007,930	(6,182,374)	3,333,224	89,030,337	23,922,022	(22,162,942)	(5,289,965)	85,499,452
Class DS	158,630,745	10,923,671	(8,232,407)	20,913,669	182,235,678	8,803,779	(46,292,649)	9,917,495	154,664,303	—	(56,228,117)	(6,017,214)	92,418,972
Class DT	63,048,636	—	(24,161,490)	6,679,492	45,566,638	—	(14,013,641)	2,578,630	34,131,627	—	(9,201,191)	(1,252,467)	23,677,969
Class M*	—	—	—	—	—	—	—	—	—	36,497,781	—	149,832	36,647,613

Total Members’ Interest	$750,007,781	$150,360,619	$(94,363,996)	$91,433,757	$897,438,161	$313,211,140	$(135,110,560)	$43,562,650	$1,119,101,391	$287,130,286	$(244,326,653)	$(69,517,847)	$1,092,387,177

Class A	$14,655	$—	$—	$1,947	$16,602	$—	$(16,994)	$392	$—	$—	$—	$—	$—
Class C	14,031	—	—	1,514	15,545	—	(15,947)	402	—	—	—	—	—

Total Sponsor’s Interest	$28,686	$—	$—	$3,461	$32,147	$—	$(32,941)	$794	$—	$—	$—	$—	$—

Total Members’ Capital	$750,036,467	$150,360,619	$(94,363,996)	$91,437,218	$897,470,308	$313,211,140	$(135,143,501)	$43,563,444	$1,119,101,391	$287,130,286	$(244,326,653)	$(69,517,847)	$1,092,387,177

* Units issued on March 1, 2012

See notes to financial statements.

ML WINTON FUTURESACCESS LLC

(A Delaware Limited Liability Company)

FINANCIAL DATA HIGHLIGHTS

FOR THE YEAR ENDED DECEMBER 31, 2012

The following per Unit data and ratios have been derived from information provided in the financial statements.

	Class A	Class C	Class D	Class I	Class DS	Class DT	Class M*
Per Unit Operating Performance:

Net asset value, beginning of year or at the time of offer	$1.7496	$1.6344	$1.7881	$1.7846	$1.7859	$1.8666	$1.0000

Net realized and net change in unrealized trading profit(loss)	(0.0366)	(0.0341)	(0.0376)	(0.0374)	(0.0375)	(0.0393)	(0.0202)
Brokerage commissions	(0.0024)	(0.0023)	(0.0025)	(0.0025)	(0.0025)	(0.0026)	(0.0012)
Interest income, net	(0.0004)	(0.0004)	(0.0004)	(0.0004)	(0.0004)	(0.0004)	(0.0002)
Expenses	(0.0624)	(0.0736)	(0.0381)	(0.0569)	(0.0381)	(0.0308)	(0.0178)

Net asset value, end of year	$1.6478	$1.5240	$1.7095	$1.6874	$1.7074	$1.7935	$0.9606

Total Return: (a)

Total return before Performance fees	-5.82%	-6.76%	-4.40%	-5.44%	-4.40%	-3.92%	-3.95%
Performance fees	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%
Total return after Performance fees	-5.82%	-6.76%	-4.40%	-5.44%	-4.40%	-3.92%	-3.95%

Ratios to Average Member’s Capital: (b)

Expenses (excluding Performance fees)	3.71%	4.71%	2.21%	3.31%	2.21%	1.71%	2.22%
Performance fees	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%
Expenses (including Performance fees)	3.71%	4.71%	2.21%	3.31%	2.21%	1.71%	2.22%

Net investment income (loss)	-3.71%	-4.71%	-2.21%	-3.31%	-2.21%	-1.71%	-2.22%

(a) The total return calculations are based on compounded monthly returns and is calculated for each class taken as a whole. An individual members’ return may vary from these returns based on timing of capital transactions.

(b) The ratios to average members’ capital have been annualized. The total return ratios are not annualized.

* Units issued on March 1, 2012

See notes to financial statements.

ML WINTON FUTURESACCESS LLC

(A Delaware Limited Liability Company)

FINANCIAL DATA HIGHLIGHTS

FOR THE YEAR ENDED DECEMBER 31, 2011

The following per Unit data and ratios have been derived from information provided in the financial statements.

	Class A	Class C	Class D	Class I	Class DS	Class DT
Per Unit Operating Performance:

Net asset value, beginning of year	$1.6810	$1.5862	$1.6924	$1.7078	$1.6903	$1.7532

Net realized and net change in unrealized trading profit(loss)	0.1571	0.1476	0.1592	0.1599	0.1591	0.1653
Brokerage commissions	(0.0018)	(0.0017)	(0.0018)	(0.0018)	(0.0018)	(0.0019)
Interest income, net (b)	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000
Expenses	(0.0867)	(0.0977)	(0.0617)	(0.0813)	(0.0617)	(0.0500)

Net asset value, end of year	$1.7496	$1.6344	$1.7881	$1.7846	$1.7859	$1.8666

Total Return: (a)

Total return before Performance fees	5.46%	4.41%	7.05%	5.88%	7.05%	7.59%
Performance fees	-1.43%	-1.43%	-1.43%	-1.43%	-1.43%	-1.15%
Total return after Performance fees	4.03%	2.98%	5.62%	4.45%	5.62%	6.44%

Ratios to Average Members’ Capital:

Expenses (excluding Performance fees)	3.68%	4.68%	2.17%	3.28%	2.17%	1.66%
Performance fees	1.38%	1.38%	1.38%	1.38%	1.38%	1.11%
Expenses (including Performance fees)	5.06%	6.06%	3.55%	4.66%	3.55%	2.77%

Net investment income (loss)	-5.05%	-6.06%	-3.55%	-4.65%	-3.55%	-2.77%

(a) The total return calculations are based on compounded monthly returns and is calculated for each class taken as a whole. An individual members’ return may vary from these returns based on timing of capital transactions.

(b) Interest income, net is less than $0.0001 per Unit

See notes to financial statements.

ML WINTON FUTURESACCESS LLC

(A Delaware Limited Liability Company)

FINANCIAL DATA HIGHLIGHTS

FOR THE YEAR ENDED DECEMBER 31, 2010

The following per Unit data and ratios have been derived from information provided in the financial statements.

	Class A	Class C	Class D	Class I	Class DS	Class DT
Per Unit Operating Performance:

Net asset value, beginning of year	$1.5088	$1.4380	$1.4964	$1.5267	$1.4946	$1.5377

Net realized and net change in unrealized trading profit(loss)	0.2551	0.2418	0.2550	0.2587	0.2547	0.2628
Brokerage commissions	(0.0019)	(0.0018)	(0.0019)	(0.0020)	(0.0019)	(0.0020)
Interest income, net (b)	(0.0000)	(0.0000)	(0.0000)	(0.0000)	(0.0000)	(0.0000)
Expenses	(0.0810)	(0.0918)	(0.0571)	(0.0756)	(0.0571)	(0.0453)

Net asset value, end of year	$1.6810	$1.5862	$1.6924	$1.7078	$1.6903	$1.7532

Total Return: (a)

Total return before Performance fees	12.92%	11.80%	14.63%	13.37%	14.63%	15.20%
Performance fees	-1.42%	-1.42%	-1.42%	-1.42%	-1.42%	-1.10%
Total return after Performance fees	11.50%	10.38%	13.21%	11.95%	13.21%	14.10%

Ratios to Average Members’ Capital:

Expenses (excluding Performance fees)	3.68%	4.69%	2.17%	3.28%	2.17%	1.67%
Performance fees	1.38%	1.39%	1.38%	1.38%	1.38%	1.07%
Expenses (including Performance fees)	5.06%	6.08%	3.55%	4.66%	3.55%	2.74%

Net investment income (loss)	-5.07%	-6.08%	-3.56%	-4.66%	-3.56%	-2.73%

(a) The total return calculations are based on compounded monthly returns and is calculated for each class taken as a whole. An individual members’ return may vary from these returns based on timing of capital transactions.

(b) Interest income, net is less than $0.0001 per Unit

See notes to financial statements.

ML WINTON FUTURESACCESS LLC

(A Delaware Limited Liability Company)

NOTES TO FINANCIAL STATEMENTS

1.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization

ML Winton FuturesAccess LLC (the “Fund”), a Merrill Lynch FuturesAccessSM Program (the “FuturesAccess”) fund, was organized under the Delaware Limited Liability Company Act on May 17, 2004 and commenced trading activities on February 1, 2005. The Fund engages in the speculative trading of futures, options on futures and forward contracts on a wide range of commodities. Winton Capital Management (“Winton” or trading advisor) is the trading advisor of the Fund.

Merrill Lynch Alternative Investments LLC (“MLAI” or the “Sponsor”) is the sponsor and manager of the Fund. MLAI is an indirect wholly-owned subsidiary of Bank of America Corporation. Bank of America Corporation and its affiliates are referred to herein as “BAC”. Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”) is currently the exclusive futures clearing broker for the Fund. The Sponsor may select other parties as clearing broker(s). Merrill Lynch International Bank, Ltd. (“MLIB”) is the primary foreign exchange (“F/X”) forward prime broker for the Fund. The Sponsor may select other parties as F/X or other over-the-counter (“OTC”) prime brokers, including Bank of America N.A. (“BANA”). MLPF&S, MLIB and BANA are BAC affiliates.

FuturesAccess is a group of commodity pools sponsored by MLAI (each pool is a “FuturesAccess Fund” or collectively, “FuturesAccess Funds”) each of which places substantially all of its assets in a managed futures or forward trading account managed by a single or multiple commodity trading advisors. Each FuturesAccess Fund is generally similar in terms of fees, although redemption terms vary among FuturesAccess Funds.  Each of the FuturesAccess Funds implements a different trading strategy.

FuturesAccess is exclusively available to investors that have investment accounts with Merrill Lynch Wealth Management, U.S. Trust and other divisions or affiliates of BAC. Investors in FuturesAccess can select, allocate and reallocate capital among different FuturesAccess Funds, each advised by either a single trading advisor or by the Sponsor which then allocates capital among multiple commodity trading advisors. Each trading advisor participating in FuturesAccess employs different technical, fundamental, systematic and/or discretionary trading strategies.

As of December 31, 2012 the Fund offers seven Classes of Units:  Class A, Class C, Class I, Class D, Class DT, Class DS and Class M.  Each Class of Units except for Class DT and Class DS was offered at $1.00 per Unit during the initial offering period and subsequently is offered at the Net Asset Value per Unit.  Class DS commenced on April 2, 2007 and was offered at $1.0733 and Class DT commenced on June 1, 2007 and was offered at $1.1914.  The seven Classes of Units are subject to different Sponsor fees.

On March 1, 2012 the Fund opened Class M at $1.00 per Unit.  The Class M Units are for investors who are subscribing through a managed investment account program at MLPF&S and who satisfy other requirements as determined by the Sponsor from time to time. The Class M Units are not subject to an upfront sales commission and no ongoing compensation is paid to MLPF&S as selling agent. The Class M Units are not subject to Sponsor’s fees. However, a portion of the asset-based program fee applicable to a Managed Account, including the amounts invested in Class M Units, will be paid to the Managed Account’s Financial Advisor.

Interests in the Fund are not insured or otherwise protected by the Federal Deposit Insurance Corporation or any other government authority.  Interests are not deposits or other obligations of, and are not guaranteed by, BAC or by any bank.  Interests are subject to investment risks, including the possible loss of the full amount invested.

Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) requires management to make estimates and assumptions that may affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements as well as the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates and such differences could be material.

Statement of Cash Flows

The Fund is not required to provide a Statement of Cash Flows.

Revenue Recognition

Commodity futures, options on futures and forward contract transactions are recorded on trade date. Open contracts are reflected in Net unrealized profit (loss) on open contracts in the Statements of Financial Condition as the difference between the original contract value and the market value (for those commodity interests for which market quotations are readily available) or at fair value.  The change in unrealized profit (loss) on open contracts from one period to the next is reflected in Change in unrealized under Trading profit (loss), net in the Statements of Operations.

Trading profit (loss) includes brokerage commission costs on commodity contracts.

Foreign Currency Transactions

The Fund’s functional currency is the U.S. dollar; however, it may transact business in U.S. dollars and in currencies other than the U.S. dollar.  Assets and liabilities denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rates in effect as of the dates of the Statements of Financial Condition.  Income and expense items denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rates in effect during the year.  Profits and losses resulting from the translation to U.S. dollars are included in Trading profit (loss) in the Statements of Operations.

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

Class A Units are subject to a sales commission paid to MLPF&S ranging from 1.0% to 2.5%.  Class D and Class I Units are subject to sales commissions up to 0.5%.  The rate assessed to a given subscription is based upon the subscription amount. Sales commissions are directly deducted from subscription amounts.  Class C, Class DS, Class DT and Class M Units are not subject to any sales commissions.

Income Taxes

No provision for income taxes has been made in the accompanying financial statements as each Member is individually responsible for reporting income or loss based on such Member’s share of the Fund’s income and expenses as reported for income tax purposes.

The Fund follows the Accounting Standards Codification (“ASC”) guidance on accounting for uncertainty in income taxes.  This guidance provides how uncertain tax positions should be recognized, measured, presented and disclosed in the financial statements.  This guidance also requires the evaluation of tax positions taken or expected to be taken in the course of preparing the Fund’s financial statements to determine whether the tax positions are “more-likely-than-not” to be sustained by the applicable tax authority.  Tax positions with respect to tax at the Fund level not deemed to meet the “more-likely-than-not” threshold would be recorded as a tax benefit or expense in the current year.  MLAI has analyzed the Fund’s tax positions and has concluded that no provision for income tax is required in the Fund’s financial statements. The following are the major tax jurisdictions for the Fund and the earliest tax year subject to examination: United States — 2009.

Distributions

Each Member is entitled to receive, equally per Unit, any distributions which may be made by the Fund.  No such distributions have been declared for the years ended December 31, 2012, 2011 and 2010.

Subscriptions

The Fund generally offers Units for investment as of the 1st and 16th calendar day of each month, although MLAI, may, in its discretion, discontinue subscriptions at any time.  Investors’ subscriptions will be used to purchase a number of Units, including fractional Units, with an aggregate net asset value equal to the dollar amount invested.

Redemptions and Exchanges

Investors in the Fund generally may redeem any or all of their Units at net asset value, effective as of (i) the 15th calendar day of each month and/or (ii) the last calendar day of each month (each a “Redemption Date”).  MLAI, at any time in its discretion, may discontinue allowing redemptions as of the 15th calendar day of each month on a going forward basis. Investors will remain exposed to fluctuations in net asset value during the period between submission of their redemption requests and the applicable Redemption Date.

An investor in the Fund can exchange their Units for Units of the same Class in other Program Funds as of the beginning and the 16th of each calendar month upon at least ten days prior notice.  The minimum exchange amount is $10,000.

Redemption requests are accepted within the notice period.  The Fund does not accept any redemption requests after the notice period.  All redemption requests received after the notice period will be processed for the following month.

Dissolution of the Fund

The Fund will dissolve if certain circumstances occur as set forth in the limited liability company operating agreement, which include:

(a)	Bankruptcy, dissolution, withdrawal or other termination of the last remaining manager of the Fund.
(b)	Any event which would make unlawful the continued existence of the Fund.
(c)	Withdrawal of the Sponsor unless at such time there is at least one remaining manager.
(d)	The determination by the Sponsor to liquidate the Fund and wind up its affairs.

2.            CONDENSED SCHEDULES OF INVESTMENTS

The Fund’s investments, defined as net unrealized profit (loss) on open contracts on the Statements of Financial Condition, as of December 31, 2012 and 2011 are as follows:

December 31, 2012

	Long Positions			Short Positions			Net Unrealized
Commodity Industry	Number of	Unrealized	Percent of	Number of	Unrealized	Percent of	Profit (Loss)	Percent of
Sector	Contracts/Notional*	Profit (Loss)	Members’ Capital	Contracts/Notional*	Profit (Loss)	Members’ Capital	on Open Positions	Members’ Capital	Maturity Dates

Agriculture	699	$(1,095,039)	-0.10%	(1,992)	$159,061	0.01%	$(935,978)	-0.09%	January 2013 - May 2013
Currencies*	175,546,648,534	2,112,802	0.19%	(103,642,974,614)	11,244,362	1.03%	13,357,164	1.22%	January 2013 - May 2013
Energy	191	455,395	0.04%	(760)	(1,295,491)	-0.12%	(840,096)	-0.08%	January 2013 - March 2013
Interest rates	23,739	3,139,701	0.29%	(491)	(93,348)	-0.01%	3,046,353	0.28%	January 2013 - December 2015
Metals	1,133	(4,627,214)	-0.42%	(581)	(2,550,129)	-0.23%	(7,177,343)	-0.65%	January 2013 - May 2013
Stock indices	9,645	3,400,966	0.31%	(42)	(14,280)	0.00%	3,386,686	0.31%	January 2013 - March 2013

Total		$3,386,611	0.31%		$7,450,175	0.68%	$10,836,786	0.99%

December 31, 2011

	Long Positions			Short Positions			Net Unrealized
Commodity Industry	Number of	Unrealized	Percent of	Number of	Unrealized	Percent of	Profit (Loss)	Percent of
Sector	Contracts/Notional*	Profit (Loss)	Members’ Capital	Contracts/Notional*	Profit (Loss)	Members’ Capital	on Open Positions	Members’ Capital	Maturity Dates

Agriculture	455	$(577,480)	-0.05%	(3,058)	$(1,015,492)	-0.09%	$(1,592,972)	-0.14%	January 2012 - May 2012
Currencies*	943,881,325	2,270,098	0.20%	(1,141,858,267)	9,785,330	0.87%	12,055,428	1.07%	March 2012
Energy	872	122,997	0.01%	(1,231)	1,091,984	0.10%	1,214,981	0.11%	January 2012 - April 2012
Interest rates	20,132	13,661,028	1.22%	(1,105)	(7,824)	0.00%	13,653,204	1.22%	January 2012 - March 2014
Metals	1,169	(5,765,560)	-0.52%	(1,798)	2,692,665	0.24%	(3,072,895)	-0.28%	January 2012 - November 2012
Stock indices	1,661	912,247	0.08%	(907)	223,073	0.02%	1,135,320	0.10%	January 2012 - March 2012

Total		$10,623,330	0.94%		$12,769,736	1.14%	$23,393,066	2.08%

No individual contract’s unrealized profit or loss comprised greater than 5% of the Fund’s Members’ Capital as of December 31, 2012 and 2011.

3.     FAIR VALUE OF INVESTMENTS

The Financial Accounting Standards Board (“FASB”) issued the ASC which provides authoritative guidance on fair value measurement. This guidance defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements.

Fair value of an investment is the amount that would be received to sell the investment in an orderly transaction between market participants at the measurement date (i.e. the exit price). All investments (including derivative financial instruments and derivative commodity instruments) are held for trading purposes.  The investments are recorded on trade date and open contracts are recorded at fair value (described below) at the measurement date. Investments denominated in foreign currencies are translated into U.S. dollars at the exchange rates prevailing at the measurement date. Profits or losses are realized when contracts are liquidated.  Unrealized profits or losses on open contracts are included in Equity in commodity trading account on the Statements of Financial Condition.  Any change in net unrealized profit or loss from the preceding year is reported in the respective Statements of Operations.

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

Exchange traded investments are fair valued by the Fund by using the reported closing price on the primary exchange where such investments are traded.  These closing prices are observed through the clearing broker and third party pricing services. For non-exchange traded investments, quoted values and other data provided by nationally recognized independent pricing sources are used as inputs into its process for determining fair values.

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

The Fund has determined that Level I securities would include its futures and options contracts where it believes that quoted prices are available in an active market.

Where the Fund believes that quoted market prices are not available or that the market is not active, fair values are estimated by using quoted prices of securities with similar characteristics, pricing models or matrix pricing and these are generally classified as Level II securities. The Fund determined that Level II securities would include its forward and certain futures contracts.

The Fund’s net unrealized profit (loss) on open forward and futures contracts, by the above fair value hierarchy levels as of December 31, 2012 and 2011 are as follows:

2012	Total	Level I	Level II	Level III

Net unrealized profit (loss) on open contracts
Futures
Long	$599,404	$1,681,353	$(1,081,949)	$—
Short	9,086,475	11,474,717	(2,388,242)	—
	$9,685,879	$13,156,070	$(3,470,191)	$—

Forwards
Long	$2,787,207	$—	$2,787,207	$—
Short	(1,636,300)	—	(1,636,300)	—
	$1,150,907	$—	$1,150,907	$—

December 31, 2012	$10,836,786	$13,156,070	$(2,319,284)	$—

2011	Total	Level I	Level II	Level III

Net unrealized profit (loss) on open contracts
Futures
Long	$11,582,152	$12,969,837	$(1,387,685)	$—
Short	11,563,114	8,808,172	2,754,942	—
	$23,145,266	$21,778,009	$1,367,257	$—

Forwards
Long	$(958,822)	$—	$(958,822)	$—
Short	1,206,622	—	1,206,622	—
	$247,800	$—	$247,800	$—

December 31, 2011	$23,393,066	$21,778,009	$1,615,057	$—

The Fund’s volume of trading forward and futures contracts at December 31, 2012 and 2011, respectively, are representative of the activity throughout the year. There were no transfers to or from Level I or Level II during 2012 and 2011.

The Fund engages in the speculative trading of futures, options on futures and forward contracts on a wide range of commodities. Such contracts meet the definition of a derivative as noted in the ASC guidance for accounting for derivatives and hedging activities. The fair value amounts of, and the net profits and losses on, derivative instruments is disclosed in the Statements of Financial Condition and Statements of Operations, respectively. There are no credit related contingent features embedded in these derivative contracts. The total notional, contract amount or number of contracts and fair values of derivative instruments by contract type/commodity sector are disclosed in Note 2, above.

The following table indicates the trading profits and losses, before brokerage commissions, by type/commodity industry sector, on derivative instruments for the years ended December 31, 2012; 2011 and 2010:

	December 31, 2012	December 31, 2011	December 31, 2010
Commodity Industry Sector	Profit (loss) from trading, net	Profit (loss) from trading, net	Profit (loss) from trading, net

Agriculture	$(15,604,240)	$(672,949)	$16,790,365
Currencies	(28,551,422)	(1,178,520)	33,042,299
Energy	(23,874,054)	348,366	(14,713,799)
Interest rates	58,632,850	99,166,455	72,264,248
Metals	(23,650,501)	16,692,243	27,841,363
Stock indices	7,505,449	(19,529,459)	(4,052,319)

Total	$(25,541,918)	$94,826,136	$131,172,157

The Fund is subject to the risk of insolvency of a counterparty, an exchange, a clearinghouse, MLPF&S or other BAC entities.  Fund assets could be lost or impounded during lengthy bankruptcy proceedings.  Where a substantial portion of the Fund’s capital was tied up in a bankruptcy or other similar types of proceedings, MLAI might suspend or limit trading, perhaps causing the Fund to miss significant profit opportunities.  There are increased risks in dealing with unregulated trading counterparties including the risk that assets may not benefit from the protection afforded to “customer funds” deposited with regulated dealers and brokers.

4.     RELATED PARTY TRANSACTIONS

MLAI and the Fund entered into a transfer agency and investor services agreement with Financial Data Services, Inc. (the “Registrar and Transfer Agent”), a wholly-owned subsidiary of BAC and affiliate of MLAI.  The agreement calls for a fee to be paid based on the collective net assets of funds managed or sponsored by MLAI.  The fee rate ranges from 0.016% to 0.02% based on aggregate net assets.  During the year, the rate ranged from 0.018% to 0.02%.  The fee is payable monthly in arrears.  MLAI allocates the Registrar and Transfer Agent fees to each of the managed/sponsored funds on a monthly basis based on the Fund’s net assets.  The Registrar and Trasfer Agent fee allocated to the Fund for the year ended December 31, 2012, 2011, and 2010 amounted to $226,250, $203,872, and $96,724, respectively, of which $38,237 and $37,345 was payable to the Registrar and Transfer Agent as of December 31, 2012 and 2011, respectively.

The Fund’s U.S. dollar assets are maintained at MLPF&S. On assets held in U.S. dollars, MLPF&S credits the Fund with interest at the most favorable rate payable by MLPF&S to accounts of BAC but not less than 75% of such prevailing rate.  The Fund is credited with interest on any of its assets and net profits actually held by MLPF&S in non-U.S. dollar currencies at a prevailing local rate received by MLPF&S.  MLPF&S may derive certain economic benefit, in excess of the interest which MLPF&S pays to the Fund, from possession of such assets.

MLPF&S charges the Fund at prevailing local interest rates for financing realized and unrealized losses on the Fund’s non-U.S. dollar-denominated positions.  Such amounts are netted against interest income due to the insignificance of such amounts.

The Fund charges Sponsor fees on the month-end net assets after all other charges at annual rates equal to 1.50% for Class A, 2.50% for Class C, and 1.10% on Class I.  Class D, Class DS, Class DT and Class M are not charged a Sponsor fee.

The Fund pays brokerage commissions on actual cost per round turn. The average round-turn commission rate charged to the Fund for the years ended December 31, 2012, 2011 and 2010 was approximately $5.48, $5.47 and $4.59, respectively (not including, in calculating round-turn, forward contracts on a futures-equivalent basis).

Brokerage Commissions, Interest and Sponsor fees as presented on the Statements of Operations are all received from or paid to related parties. Equity in commodity trading accounts, including cash and net unrealized profit/loss, as seen on the Statement of Financial Condition are held with a related party.

On December 31, 2011 MLAI liquidated its position in the Fund.

5.     ADVISORY AGREEMENT

The Fund, MLAI and Winton entered into an advisory agreement.  The advisory agreement will continue in effect until December 31, 2014.  Thereafter, the advisory agreement will be automatically renewed for successive three-year periods, on the same terms, unless terminated at any time by either Winton or the Fund upon 90 days written notice to the other party.  Pursuant to the advisory agreement, Winton has the sole and exclusive authority and responsibility for directing the Fund’s trading, subject to MLAI’s fiduciary authority to intervene to overrule or unwind trades if MLAI reasonably deems that doing so is necessary or advisable for the protection of the Fund.

The Fund charges management fees on the average month-end net asset value of each investor’s Units, after reduction for the brokerage commissions accrued with respect to such assets, and are payable to Winton on a monthly basis.  Management Fees are at a rate equal to 2% per year for all classes, except for Class DT, which is charged a 1.5% management fee.

Performance fees are charged by the Fund on any New Trading Profit (as defined in the advisory agreement) and are payable to Winton as of either the end of each calendar year or upon any interim period for which there are net redemption of Units, to the extent of the applicable percentage of any New Trading Profit attributable to such Units.  The Fund pays a 20% performance fee to Winton with respect to all classes, except Class DT, which is charged a performance fee of 15%.

Winton has agreed to share 25% of its management fees and 25% of its performance fees with MLAI in order to defray costs in connection with and in consideration of BAC’s providing certain administrative and support services for the Fund.  This fee sharing does not apply in respect of Class DT Units.

6.    WEIGHTED AVERAGE UNITS

The weighted average number of Units outstanding for each Class is computed for purposes of calculating net income (loss) per weighted average Unit.  The weighted average number of Units, outstanding for each Class, for the years ended December 31, 2012, 2011 and 2010 equals the Units outstanding as of such date, adjusted proportionately for Units sold or redeemed based on the respective length of time each was outstanding during the year.

7.     RECENT ACCOUNTING PRONOUNCEMENTS

In December 2011, the FASB issued an update to Disclosures about Offsetting Assets and Liabilities. This update enhances disclosures and provides for disclosures about financial instruments and derivative instruments that are either offset on the statement of financial condition or subject to an enforceable master netting arrangement or similar agreement, irrespective of whether they are offset on the statement of financial condition.  Entities are required to provide both net and gross information for these assets and liabilities.  An entity is required to apply the required disclosures for annual reporting periods beginning on or after January 1, 2013, and interim periods within those annual periods.  An entity should provide the disclosures required by this update retrospectively for all comparative periods presented. The Fund is currently assessing the impact of this update on its financial statements.

8.    MARKET AND CREDIT RISKS

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

MLAI, as sponsor of the Fund, has a general policy of maintaining clearing and prime brokerage arrangements with BAC affiliates, such as MLPF&S and MLIB, although MLAI may, nevertheless, engage unaffiliated services providers as clearing brokers or prime brokers for the Fund.

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