Form 10-K, Exhibit 13
period 2017-12-31
ML Winton FuturesAccess LLC
filed 2018-03-19
CIK 1309136

Exhibit 13.01

ML WINTON FUTURESACCESS LLC

(A Delaware Limited Liability Company)

Financial Statements as of December 31, 2017 and 2016 and

for the years ended December 31, 2017, 2016 and 2015

and Report of Independent Registered Public Accounting Firm

ML WINTON FUTURESACCESS LLC

(A Delaware Limited Liability Company)

Report of Independent Registered Public Accounting Firm

To the Board of Managers and Members of ML Winton FuturesAccess LLC:

Opinion on the Financial Statements

We have audited the accompanying statements of financial condition of ML Winton FuturesAccess LLC (the “Fund”) as of December 31, 2017 and 2016, and the related statements of operations and of changes in members’ capital and the financial data highlights for each of the three years in the period ended December 31, 2017, including the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Fund as of December 31, 2017 and 2016, and the results of its operations, the changes in its members’ capital and its financial data highlights for each of the three years in the period ended December 31, 2017 in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Fund’s management. Our responsibility is to express an opinion on the Fund’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Fund in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits of these financial statements in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Fund is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Fund’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

March 19, 2018

We have served as the Fund’s auditor since 2009.

PricewaterhouseCoopers LLP, PricewaterhouseCoopers Center, 300 Madison Avenue, New York, NY 10017

T: (646) 471 3000, F:(813) 286 6000, www.pwc.com/us

ML WINTON FUTURESACCESS LLC

(A Delaware Limited Liability Company)

STATEMENTS OF FINANCIAL CONDITION

AS OF DECEMBER 31, 2017 AND 2016

	2017	2016
ASSETS:
Equity in commodity trading accounts:
Cash (including restricted cash of $64,470,217 for 2017 and $87,747,552 for 2016)	$662,002,685	$889,963,089
Unrealized profit on open futures contracts	26,926,899	22,615,031
Unrealized profit on open forwards contracts	8,014,190	4,887,369
Cash and cash equivalents	548,789	515,711
Other assets	606,748	260,679

TOTAL ASSETS	$698,099,311	$918,241,879

LIABILITIES AND MEMBERS’ CAPITAL:
LIABILITIES:
Brokerage commissions payable	$7,475	$7,521
Sponsor and Performance fees payable	1,033,066	2,472,295
Redemptions payable	4,592,527	11,747,492
Unrealized loss on open futures contracts	15,093,936	12,781,752
Unrealized loss on open forwards contracts	3,291,347	3,746,400
Other liabilities	698,588	583,208

Total liabilities	24,716,939	31,338,668

MEMBERS’ CAPITAL:
Members’ Capital (421,581,510 Units and 588,474,702 Units outstanding; unlimited Units authorized)	673,382,372	886,903,211
Total Members’ Capital	673,382,372	886,903,211

TOTAL LIABILITIES AND MEMBERS’ CAPITAL	$698,099,311	$918,241,879

NET ASSET VALUE PER UNIT:

Class A	$1.9438	$1.8617
Class C	$1.7099	$1.6543
Class D	$2.1682	$2.0509
Class I	$2.0307	$1.9373
Class M	$1.2214	$1.1524
Class F	$1.2305	$1.1531
Class F1	$1.2609	$1.1816
Class DI	$1.0205	$0.9629

See notes to financial statements.

ML WINTON FUTURESACCESS LLC

(A Delaware Limited Liability Company)

STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED DECEMBER 31, 2017, 2016 AND 2015

	2017	2016	2015
TRADING PROFIT (LOSS), NET:
Realized, net	$42,430,090	$10,105,902	$50,940,784
Change in unrealized, net	5,581,558	5,483,549	(20,611,325)
Brokerage commissions	(808,963)	(909,013)	(1,114,645)

Total trading profit (loss), net	47,202,685	14,680,438	29,214,814

INVESTMENT INCOME (EXPENSE):
Interest, net	5,898,757	1,848,204	38,457

EXPENSES:
Management fee	11,866,466	18,609,590	20,409,088
Sponsor fee	9,280,154	13,562,259	14,477,352
Performance fee	—	8,312	11,590,474
Other	2,249,440	2,301,140	2,538,930
Total expenses	23,396,060	34,481,301	49,015,844

NET INVESTMENT INCOME (LOSS)	(17,497,303)	(32,633,097)	(48,977,387)

NET INCOME (LOSS)	$29,705,382	$(17,952,659)	$(19,762,573)

NET INCOME (LOSS) PER UNIT:

Weighted average number of Units outstanding
Class A	73,610,929	62,763,373	64,200,070
Class C	161,094,707	259,365,801	274,014,057
Class D	31,310,575	34,079,256	36,241,373
Class I	23,859,634	28,052,208	31,334,323
Class DS**	—	—	20,935,317
Class DT***	—	—	5,183,562
Class M	98,750,611	103,381,104	99,317,754
Class F	46,520,691	46,520,691	46,520,691
Class F1	32,348,368	32,348,368	32,348,368
Class DI*	31,391,805	67,988,377	104,438,247

Net income (loss) per weighted average Unit
Class A	$0.1598	$(0.0415)	$(0.0342)
Class C	$(0.0058)	$(0.0518)	$(0.0498)
Class D	$0.0854	$(0.0192)	$(0.0048)
Class I	$0.0852	$(0.0307)	$(0.0320)
Class DS**	$—	$—	$0.0195
Class DT***	$—	$—	$0.0272
Class M	$0.0677	$(0.0098)	$(0.0072)
Class F	$0.0774	$0.0023	$0.0075
Class F1	$0.0793	$0.0024	$0.0077
Class DI*	$0.0419	$0.0062	$(0.0303)

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

See notes to financial statements.

ML WINTON FUTURESACCESS LLC

(A Delaware Limited Liability Company)

STATEMENTS OF CHANGES IN MEMBERS’ CAPITAL

FOR THE YEARS ENDED DECEMBER 31, 2017, 2016 AND 2015 (IN UNITS)

	Members’ Units			Members’ Units			Members’ Units			Members’ Units
	December 31, 2014	Subscriptions	Redemptions	December 31, 2015	Subscriptions	Redemptions	December 31, 2016	Subscriptions	Redemptions	December 31, 2017
Class A****	64,145,923	6,490,741	(7,457,406)	63,179,258	6,226,588	(7,460,333)	61,945,513	118,819,477	(24,093,627)	156,671,363
Class C*****	265,575,955	32,081,556	(25,351,780)	272,305,731	8,791,261	(48,668,900)	232,428,092	430,907	(213,255,325)	19,603,674
Class D	35,322,377	4,568,436	(3,287,074)	36,603,739	7,508,251	(7,377,916)	36,734,074	513,283	(14,795,801)	22,451,556
Class I	31,155,649	5,075,955	(6,730,035)	29,501,569	4,815,217	(6,223,956)	28,092,830	2,380,829	(8,892,196)	21,581,463
Class DS**	21,211,500	217,903	(21,429,403)	—	—	—	—	—	—	—
Class DT***	5,341,053	1,209,341	(6,550,394)	—	—	—	—	—	—	—
Class M	92,200,321	25,501,233	(15,650,680)	102,050,874	21,450,108	(14,666,436)	108,834,546	22,237,880	(32,094,824)	98,977,602
Class F	46,520,691	—	—	46,520,691	—	—	46,520,691	—	—	46,520,691
Class F1	32,348,368	—	—	32,348,368	—	—	32,348,368	—	—	32,348,368
Class DI*	—	108,353,925	(11,319,806)	97,034,119	—	(55,463,531)	41,570,588	1,772,674	(19,916,469)	23,426,793
Total Members’ Units	593,821,837	183,499,090	(97,776,578)	679,544,349	48,791,425	(139,861,072)	588,474,702	146,155,050	(313,048,242)	421,581,510

*Units issued on February 1, 2015.

**Units fully redeemed as of April 30, 2015.

***Units fully redeemed as of December 31, 2015.

****Subscription units include conversion in of 116,947,226 units which were converted from Class C in 2017.

*****Redemption units include conversion out of 132,719,080 units which were converted to Class A in 2017.

See notes to financial statements.

ML WINTON FUTURESACCESS LLC

(A Delaware Limited Liability Company)

STATEMENTS OF CHANGES IN MEMBERS’ CAPITAL

FOR THE YEARS ENDED DECEMBER 31, 2017, 2016 AND 2015

	Members’ Capital December 31, 2014	Subscriptions	Redemptions	Net Income (Loss)	Members’ Capital December 31, 2015	Subscriptions	Redemptions	Net Income (Loss)	Members’ Capital December 31, 2016	Subscriptions	Redemptions	Net Income (Loss)	Members’ Capital December 31, 2017
Class A****	$124,393,069	$12,542,897	$(14,399,107)	$(2,194,163)	$120,342,696	$11,889,480	$(14,304,177)	$(2,601,655)	$115,326,344	$222,251,897	$(44,807,596)	$11,761,792	$304,532,437
Class C*****	466,870,415	56,287,038	(43,982,373)	(13,657,552)	465,517,528	15,202,099	(82,790,210)	(13,430,976)	384,498,441	707,990	(350,755,663)	(931,349)	33,519,419
Class D	73,228,701	9,359,478	(6,751,500)	(172,303)	75,664,376	15,940,000	(15,611,716)	(653,034)	75,339,626	1,060,000	(30,393,636)	2,674,105	48,680,095
Class I	62,368,274	10,110,607	(13,235,884)	(1,002,142)	58,240,855	9,559,867	(12,514,825)	(861,977)	54,423,920	4,523,000	(17,154,705)	2,034,011	43,826,226
Class DS**	43,919,926	463,567	(44,791,393)	407,900	—	—	—	—	—	—	—	—	—
Class DT***	11,818,184	2,598,982	(14,558,268)	141,102	—	—	—	—	—	—	—	—	—
Class M	107,401,709	29,700,143	(17,851,819)	(719,338)	118,530,695	25,351,701	(17,445,595)	(1,015,725)	125,421,076	25,843,125	(37,063,449)	6,685,613	120,886,365
Class F	53,188,258	—	—	348,087	53,536,345	—	—	108,865	53,645,210	—	—	3,599,691	57,244,901
Class F1	37,896,521	—	—	248,011	38,144,532	—	—	77,566	38,222,098	—	—	2,564,772	40,786,870
Class DI*	—	108,299,930	(10,971,684)	(3,162,175)	94,166,071	—	(54,563,852)	424,277	40,026,496	1,705,867	(19,143,051)	1,316,747	23,906,059
Total Members’ Capital	$981,085,057	$229,362,642	$(166,542,028)	$(19,762,573)	$1,024,143,098	$77,943,147	$(197,230,375)	$(17,952,659)	$886,903,211	$256,091,879	$(499,318,100)	$29,705,382	$673,382,372

*Units issued on February 1, 2015.

**Units fully redeemed as of April 30, 2015.

***Units fully redeemed as of December 31, 2015.

****Subscription  includes conversion in the amount of $218,797,150 which was converted from Class C in 2017.

*****Redemption  includes conversion out in the amount of $218,797,150 which was converted to Class A in 2017.

See notes to financial statements.

ML WINTON FUTURESACCESS LLC

(A Delaware Limited Liability Company)

FINANCIAL DATA HIGHLIGHTS

FOR THE YEAR ENDED DECEMBER 31, 2017

The following per Unit data and ratios have been derived from information provided in the financial statements.

Per Unit Operating Performance:	Class A	Class C	Class D	Class I	Class M	Class F	Class F1	Class DI

Net asset value, beginning of year	$1.8617	$1.6543	$2.0509	$1.9373	$1.1524	$1.1531	$1.1816	$0.9629

Net realized and net change in unrealized trading profit (loss)	0.1328	0.1170	0.1479	0.1386	0.0832	0.0838	0.0859	0.0695
Brokerage commissions	(0.0020)	(0.0018)	(0.0023)	(0.0021)	(0.0013)	(0.0013)	(0.0013)	(0.0011)
Interest income, net	0.0150	0.0133	0.0167	0.0156	0.0094	0.0094	0.0096	0.0078
Expenses	(0.0637)	(0.0729)	(0.0450)	(0.0587)	(0.0223)	(0.0145)	(0.0149)	(0.0186)

Net asset value, end of year	$1.9438	$1.7099	$2.1682	$2.0307	$1.2214	$1.2305	$1.2609	$1.0205

Total Return: (a) (c)

Total return before Performance fees	4.41%	3.36%	5.72%	4.82%	5.98%	6.71%	6.71%	5.98%
Performance fees	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%
Total return after Performance fees	4.41%	3.36%	5.72%	4.82%	5.98%	6.71%	6.71%	5.98%

Ratios to Average Members’ Capital: (c)

Expenses (excluding Performance fees) (b)	3.45%	4.45%	2.20%	3.05%	1.95%	1.26%	1.26%	1.95%
Performance fees	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%
Expenses (including Performance fees)	3.45%	4.45%	2.20%	3.05%	1.95%	1.26%	1.26%	1.95%

Net investment income (loss) (excluding Performance fees)	-2.63%	-3.64%	-1.38%	-2.23%	-1.13%	-0.45%	-0.45%	-1.13%
Performance fees	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%
Net investment income (loss) (including Performance fees)	-2.63%	-3.64%	-1.38%	-2.23%	-1.13%	-0.45%	-0.45%	-1.13%

(a) The total return is calculated for each class taken as a whole based on the change in net asset value.

(b) The expense ratios do not include brokerage commissions.

(c) An individual member’s return and ratios may vary based on timing and amount of capital transactions and class specific fee structures.

See notes to financial statements.

ML WINTON FUTURESACCESS LLC

(A Delaware Limited Liability Company)

FINANCIAL DATA HIGHLIGHTS

FOR THE YEAR ENDED DECEMBER 31, 2016

The following per Unit data and ratios have been derived from information provided in the financial statements.

Per Unit Operating Performance:	Class A	Class C	Class D	Class I	Class M	Class F	Class F1	Class DI

Net asset value, beginning of year	$1.9048	$1.7095	$2.0671	$1.9742	$1.1615	$1.1508	$1.1792	$0.9704

Net realized and net change in unrealized trading profit (loss)	0.0269	0.0244	0.0288	0.0278	0.0162	0.0159	0.0163	0.0135
Brokerage commissions	(0.0018)	(0.0016)	(0.0020)	(0.0019)	(0.0011)	(0.0011)	(0.0011)	(0.0009)
Interest income, net	0.0037	0.0033	0.0040	0.0038	0.0022	0.0022	0.0023	0.0019
Expenses	(0.0719)	(0.0813)	(0.0470)	(0.0666)	(0.0264)	(0.0147)	(0.0151)	(0.0220)

Net asset value, end of year	$1.8617	$1.6543	$2.0509	$1.9373	$1.1524	$1.1531	$1.1816	$0.9629

Total Return: (a) (c)

Total return before Performance fees	-2.26%	-3.23%	-0.78%	-1.87%	-0.78%	0.21%	0.21%	-0.78%
Performance fees	0.00%	0.00%	0.00%	0.00%	0.00%	-0.01%	-0.01%	0.00%
Total return after Performance fees	-2.26%	-3.23%	-0.78%	-1.87%	-0.78%	0.20%	0.20%	-0.78%

Ratios to Average Members’ Capital: (c)

Expenses (excluding Performance fees) (b)	3.74%	4.75%	2.24%	3.34%	2.24%	1.24%	1.24%	2.24%
Performance fees	0.00%	0.00%	0.00%	0.00%	0.00%	0.01%	0.01%	0.00%
Expenses (including Performance fees)	3.74%	4.75%	2.24%	3.34%	2.24%	1.25%	1.25%	2.24%

Net investment income (loss) (excluding Performance fees)	-3.54%	-4.55%	-2.04%	-3.14%	-2.04%	-1.05%	-1.05%	-2.05%
Performance fees	0.00%	0.00%	0.00%	0.00%	0.00%	-0.01%	-0.01%	0.00%
Net investment income (loss) (including Performance fees)	-3.54%	-4.55%	-2.04%	-3.14%	-2.04%	-1.06%	-1.06%	-2.05%

(a) The total return is calculated for each class taken as a whole based on the change in net asset value.

(b) The expense ratios do not include brokerage commissions.

(c) An individual member’s return and ratios may vary based on timing and amount of capital transactions and class specific fee structures.

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

Total Return: (a) (c)

Total return before Performance fees	-0.64%	-1.63%	0.83%	-0.24%	1.95%	1.31%	0.85%	1.84%	1.86%	-2.53%
Performance fees	-1.13%	-1.13%	-1.13%	-1.13%	-1.13%	-0.87%	-1.13%	-1.19%	-1.19%	-0.43%
Total return after Performance fees	-1.77%	-2.76%	-0.30%	-1.37%	0.82%	0.44%	-0.28%	0.65%	0.67%	-2.96%

Ratios to Average Members’ Capital: (c)

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

(a) The total return is calculated for each class taken as a whole based on the change in net asset value.

(b) The expense ratios do not include brokerage commissions.

(c) An individual member’s return and ratios may vary based on timing and amount of capital transactions and class specific fee structures.

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

ML WINTON FUTURESACCESS LLC

(A Delaware Limited Liability Company)

NOTES TO FINANCIAL STATEMENTS

1.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization

ML Winton FuturesAccess LLC (the “Fund”), a FuturesAccessTM Program (“FuturesAccess”) fund, which is an investment company as defined by Accounting Standards Codification (“ASC”) guidance, was organized under the Delaware Limited Liability Company Act on May 17, 2004 and commenced trading activities on February 1, 2005. The Fund engages in the speculative trading of futures and forward contracts on a wide range of commodities. Winton Capital Management Limited (the “Trading Advisor”) is the trading advisor of the Fund.  The Trading Advisor trades the Winton Futures Program (the “Trading Program”) for the Fund.

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

As of December 31, 2017, the Fund offers five different classes of Units: Class A, Class I, Class D, Class G and Class M. The Fund also offers Class DI Units to WNTN FuturesAccess Ltd., a Cayman Islands exempted company also sponsored by the Sponsor (the “Offshore Fund”), but Class DI Units are not available for direct investment. Class DI Units are only offered to WNTN FuturesAccess Ltd which is a related fund which currently solely invests in the Fund.

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

As of February 2017, the Fund no longer offers Class C Units. The Fund will convert Class C Units that have been outstanding for thirty (30) months or more to Class A Units.  The first conversion commenced on November 1, 2017.  Thereafter, the Fund will convert its outstanding Class C Units to Class A Units on the 30 month anniversary of such Units’ issuance or, if such anniversary date is not the first business day of a month, the first business day of the following month.

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

The Fund considers all highly liquid investments, with a maturity of three months or less when acquired, to be cash equivalents which are classified as Level II within the fair value hierarchy discussed in Note 3.  As of December 31, 2017 and 2016, the Fund held no cash equivalents. Cash was held at a nationally recognized financial institution.

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

Equity in Commodity Trading Accounts

A portion of the assets maintained at MLPF&S and MLI is restricted cash required to meet maintenance margin requirements of the exchanges the Fund’s contracts are traded on and /or requirements greater than those of the exchanges as may be required by MLPF&S and MLI, in their sole discretion.

Operating Expenses and Selling Commissions

The Fund pays for all operating costs (including, but not limited to, ongoing offering costs, administration, custody, transfer, exchange and redemption processing, legal, regulatory filing, tax, audit, escrow, accounting and printing fees and other expenses) incurred by the Fund.

Class A Units, Class D Units and Class I Units are subject to upfront sales commissions paid to MLPF&S up to 2.5% of an investor’s gross subscription amount.  (Prior to February 1, 2017, Class A Units were subject to an upfront sales commissions range from 1.0% to 2.5%.) Sales commissions are directly deducted from subscription amounts. Class F Units and Class G Units are subject to upfront sales commissions paid to MLPF&S up to 0.5% of an investor’s gross subscription amount.  Class C Units, Class DI Units, Class F1 Units and Class M Units are not subject to upfront sales commissions. Class DT Units and Class DS Units were not subject to upfront sales commissions.

Income Taxes

No provision for income taxes has been made in the accompanying financial statements as each investor is individually responsible for reporting income or loss based on such investor’s share of the Fund’s income and expenses as reported for income tax purposes.

The Fund follows the ASC guidance on accounting for uncertain tax positions. This guidance provides how uncertain tax positions should be recognized, measured, presented and disclosed in the financial statements.  This guidance also requires the evaluation of tax positions taken or expected to be taken in the course of preparing the Fund’s financial statements to determine whether the tax positions are “more-likely-than-not” to be sustained by the applicable tax authority.  Tax positions with respect to tax at the Fund level not deemed to meet the “more-likely-than-not” threshold would be recorded as a tax benefit or expense in the current year.  A prospective investor should be aware that, among other things, income taxes could have a material adverse effect on the periodic calculations of the Net Asset Value of the Fund, including reducing the Net Asset Value of the Fund to reflect reserves for income taxes, such as foreign withholding taxes, that may be payable by the Fund. This could cause benefits or detriments to certain investors, depending upon the timing of their entry and exit from the Fund. MLAI has analyzed the Fund’s tax positions and has concluded that no provision for income tax is required in the Fund’s financial statements. The following is the major tax jurisdiction for the Fund and the earliest tax year subject to examination: United States — 2014.

Distributions

Each investor is entitled to receive, equally per Unit, any distributions which may be made by the Fund.  No such distributions have been declared for the years ended December 31, 2017, 2016 and 2015.

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

2.            CONDENSED SCHEDULES OF INVESTMENTS

The Fund’s investments, defined as unrealized profit (loss) on open contracts on the Statements of Financial Condition, as of December 31, 2017 and 2016, are as follows:

December 31, 2017

	Long Positions			Short Positions			Net Unrealized
Commodity Industry	Number of	Unrealized	Percent of	Number of	Unrealized	Percent of	Profit (Loss)	Percent of
Sector	Contracts/Notional*	Profit (Loss)	Members’ Capital	Contracts/Notional*	Profit (Loss)	Members’ Capital	on Open Positions	Members’ Capital	Maturity Dates

Agriculture	715	$417,818	0.06%	(3,905)	$955,207	0.14%	$1,373,025	0.20%	January 2018 - May 2018
Currencies - Futures	1,658	158,923	0.02%	(2,544)	(1,639,851)	-0.24%	(1,480,928)	-0.22%	March 2018
Currencies - Forwards*	452,280,118	7,024,065	1.04%	(230,152,972)	(2,301,222)	-0.34%	4,722,843	0.70%	January 2018 - March 2018
Energy	1,611	4,997,898	0.74%	(1,002)	(1,887,240)	-0.28%	3,110,658	0.46%	January 2018 - March 2018
Interest rates	4,024	(1,844,918)	-0.27%	(6,336)	1,298,694	0.19%	(546,224)	-0.08%	March 2018 - December 2020
Metals	2,426	11,997,664	1.78%	(973)	(4,374,250)	-0.65%	7,623,414	1.13%	January 2018 - May 2018
Stock indices	5,975	2,342,568	0.35%	(1,031)	(589,550)	-0.09%	1,753,018	0.26%	January 2018 - March 2018
Total		$25,094,018	3.72%		$(8,538,212)	-1.27%	$16,555,806	2.45%

December 31, 2016

	Long Positions			Short Positions
Commodity Industry	Number of	Unrealized	Percent of	Number of	Unrealized	Percent of	Profit (Loss)	Percent of
Sector	Contracts/Notional*	Profit (Loss)	Members’ Capital	Contracts/Notional*	Profit (Loss)	Members’ Capital	on Open Positions	Members’ Capital	Maturity Dates

Agriculture	1,343	$(829,500)	-0.09%	(2,577)	$3,088,279	0.35%	$2,258,779	0.26%	January 2017 - May 2017
Currencies - Futures	—	—	0.00%	(4,246)	4,263,986	0.48%	4,263,986	0.48%	March 2017
Currencies - Forwards*	375,072,969	2,624,303	0.30%	(228,896,545)	(1,483,334)	-0.17%	1,140,969	0.13%	January 2017 - March 2017
Energy	545	587,351	0.07%	(210)	(425,312)	-0.05%	162,039	0.02%	January 2017 - March 2017
Interest rates	3,943	924,684	0.10%	(7,799)	891,077	0.10%	1,815,761	0.20%	March 2017 - December 2019
Metals	1,245	(1,075,952)	-0.12%	(1,533)	(490,328)	-0.06%	(1,566,280)	-0.18%	January 2017 - April 2017
Stock indices	7,991	2,944,929	0.33%	(283)	(45,935)	-0.01%	2,898,994	0.32%	January 2017 - March 2017
Total		$5,175,815	0.59%		$5,798,433	0.64%	$10,974,248	1.23%

*Currencies-Forwards present notional amounts as converted to USD.

No individual contract’s unrealized profit or loss comprised greater than 5% of Members’ Capital as of December 31, 2017 and December 31, 2016. With respect to each commodity industry sector listed in the above chart, the net unrealized profit (loss) on open positions is the sum of the unrealized profits (losses) of long positions and short positions, netting unrealized losses against unrealized profits as applicable. Net unrealized profit and loss provides a rough measure of the exposure of the Fund to the various sectors as of the date listed, although such exposure can change at any time.

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

The Fund has determined that Level I investments would include its futures and options contracts where quoted prices are available in an active market.

Where the Fund believes that quoted market prices are not available or that the market is not active, fair values are estimated by using observable prices of investments with similar characteristics and these are generally classified as Level II investments. The Fund determined that Level II investments would include its forwards and certain futures contracts.

Transfers of investments between different levels of the fair value hierarchy, if any, are recorded as of the beginning of the reporting period. There were no transfers to or from any level during 2017 and 2016.

The Fund’s unrealized profit (loss) on open forwards and futures contracts, by the above fair value hierarchy levels, as of December 31, 2017 and 2016 are as follows:

2017	Total	Level I	Level II	Level III

Net unrealized profit (loss) on open contracts

Assets
Futures	$26,926,899	$15,451,347	$11,475,552	$—
Forwards	8,014,190	—	8,014,190	—
	$34,941,089	$15,451,347	$19,489,742	$—

Liabilities
Futures	$15,093,936	$12,380,974	$2,712,962	$—
Forwards	3,291,347	—	3,291,347	—
	$18,385,283	$12,380,974	$6,004,309	$—

December 31, 2017	$16,555,806	$3,070,373	$13,485,433	$—

2016	Total	Level I	Level II	Level III

Net unrealized profit (loss) on open contracts

Assets
Futures	$22,615,031	$20,445,969	$2,169,062	$—
Forwards	4,887,369	—	4,887,369	—
	$27,502,400	$20,445,969	$7,056,431	$—

Liabilities
Futures	$12,781,752	$7,394,064	$5,387,688	$—
Forwards	3,746,400	—	3,746,400	—
	$16,528,152	$7,394,064	$9,134,088	$—

December 31, 2016	$10,974,248	$13,051,905	$(2,077,657)	$—

The Fund’s volume of trading forwards and futures at December 31, 2017 and 2016, respectively, are representative of the activity throughout the years presented.

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

The Fund maintains margin deposits and cash collateral with its futures and forwards brokers, respectively, based on the greater of exchange margin or amounts determined by the respective broker. At December 31, 2017 and December 31, 2016, the initial margin deposits (cash) are used to satisfy the margin requirements to establish the futures or forward contracts and are presented on the Statements of Financial Condition in Cash in the Equity in commodity trading accounts. The variation margin on open contracts is presented gross on the Statements of Financial Condition in Unrealized profit or loss on futures or forwards contracts, respectively. The Fund is subject to agreements which support the ability to settle net with their counterparties; however, the Fund has elected to present the related balances on the Statements of Financial Condition on a gross basis. The net of these amounts plus the restricted cash presented within the Cash in the Equity in commodity trading accounts on the Statements of Financial Condition represents the Fund’s net exposure.

The following table indicates the trading profits and losses before brokerage commissions, by commodity industry sector for the years ended December 31, 2017, 2016 and 2015:

	December 31, 2017	December 31, 2016	December 31, 2015
Commodity Industry Sector	Profit (loss) from trading, net	Profit (loss) from trading, net	Profit (loss) from trading, net

Agriculture	$3,693,365	$(5,108,659)	$3,186,283
Currencies	(16,685,850)	23,899,963	(8,966,092)
Energy	(5,427,642)	(20,731,130)	36,538,775
Interest rates	(16,190,929)	48,174,692	17,080,347
Metals	(5,579,944)	(30,523,950)	8,631,611
Stock indices	88,202,648	(121,465)	(26,141,465)

Total, net	$48,011,648	$15,589,451	$30,329,459

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

4.              RELATED PARTY TRANSACTIONS

MLAI owns 48 Class D Units which represent less than 1% of the Fund’s Net Asset Value as of December 31, 2017 and 2016.

MLAI, the Fund and certain other FuturesAccess Funds, MLAI’s HedgeAccess® Program of hedge funds and other BofA Corp. funds (each a “Serviced Fund” and collectively, the “Serviced Funds”) have entered into a transfer agency and investor services agreement with Financial Data Services, LLC (the “Transfer Agent”), a wholly owned subsidiary of BofA Corp. and affiliate of MLAI.  The Transfer Agent provides registrar, distribution disbursing agent, transfer agent and certain other services related to the issuance, redemption, exchange and transfer of Units.  The fees charged by the Transfer Agent for its services were 0.02% per year of the aggregate net assets of the Serviced Funds. The fee is paid monthly in arrears.  The Transfer Agent also receives reimbursement for its out-of-pocket expenses and certain extraordinary expenses.  MLAI allocates the Transfer Agent fees to each of the Serviced Funds, including the Fund, on a monthly basis based on each Serviced Fund’s net assets.  The Transfer Agent fee allocated to the Fund for the years ended December 31, 2017, 2016 and 2015 amounted to $155,229, $203,690 and $409,936, respectively, of which $37,175 and $49,057 was payable to the Transfer Agent as of December 31, 2017 and 2016, respectively. Such fee and related payable are included in other expenses and other liabilities on the accompanying Statements of Operations and Statements of Financial Condition, respectively.

Typically the vast majority of the Fund’s U.S. dollar assets are maintained at MLPF&S. MLPF&S and any other BofA Corp. affiliates that hold the Fund’s cash assets receive economic benefits, which may be substantial, from holding this cash, even in low interest rate environments in which the Fund receives little, or no, interest on these cash assets.  BofA Corp.’s “Interest Earning Program,” which offers interest on cash balances subject to a negotiated schedule, will generally apply to Fund cash assets during any time they are maintained by the Sponsor with its affiliates.  As of December 31, 2017, the interest rate under the Interest Earning Program on U.S. dollar cash balances is the daily effective federal funds rate less 20 basis points, recalculated and accrued daily, and subject to a floor of 0%, except for currencies designated by MLPF&S as “negative interest rate currencies” (discussed below). The daily effective federal funds rate is a volume-weighted average of rates on trades arranged by major brokers and is calculated by the Federal Reserve Bank of New York using data provided by the brokers. Interest is computed based upon the daily net equity balance of the Fund’s account and is posted to the Fund’s account on a monthly basis. MLPF&S deposits certain of the Fund’s assets as margin or collateral with clearinghouses and/or depositories. As a result of the present low interest rate environment, these clearinghouses and depositories charge MLPF&S fees to account for the negative interest rates on cash balances for certain currencies, which may change from time to time. Accordingly, MLPF&S charges the Fund a “negative interest rate fee” for any currencies designated by MLPF&S as a “negative interest rate currency.”

The Fund charges Sponsor fees on the month-end Net Asset Value after all other charges at annual rates equal to 1.5% for Class A Units, 2.5% for Class C Units, 0.75% for Class D Units and 1.1% for Class I Units.  (Class D Units were not charged a Sponsor fee prior to September 1, 2017.) Class DI Units, Class F Units, Class F1 Units, Class G Units and Class M Units are not charged a Sponsor fee. Class DT Units and Class DS Units were not charged a Sponsor fee.

The Fund pays brokerage commissions on actual cost per round-turn. The average round-turn commission rate charged to the Fund for the years ended December 31, 2017, 2016 and 2015 was approximately $3.89, $3.73 and $3.64, respectively.

Brokerage commissions, interest, net and Sponsor fees, as presented on the Statements of Operations, are all received from or paid to related parties. Equity in commodity trading accounts, including cash and Unrealized profit (loss), as presented on the Statements of Financial Condition are held with a related party.

5.                    ADVISORY AGREEMENT

The Fund, MLAI and the Trading Advisor have entered into an advisory agreement.  The advisory agreement will continue in effect until December 31, 2020. Thereafter, the advisory agreement will be automatically renewed for successive three-year periods, on the same terms, unless (x) terminated at any time by either the Trading Advisor or the Fund upon 90 days written notice to the other party or (y) terminated upon certain occurrences as provided therein.  Pursuant to the advisory agreement, the Trading Advisor has sole and exclusive authority and responsibility for directing the Fund’s trading, subject to MLAI’s fiduciary responsibility to intervene to overrule or unwind trades if MLAI deems that doing so is necessary or advisable for the protection of the Fund.

The Fund pays monthly management fees to the Trading Advisor based on the month-end Net Asset Value of the Fund (prior to reduction for the management fees being calculated and any accrued performance fees or Sponsor fees).  Prior to September 1, 2017, the management fee rate was (i) 2.0% per year for Class A, Class C, Class D, Class DI, Class I and Class M Units, (ii) 1% per year for Class F and Class F1 Units, and (iii) 1.25% per year for Class G Units. The management fee rate for Class DS was 2% and Class DT was 1.5% when available.

Prior to September 1, 2017: (i) with respect to Class A Units, Class C Units, Class D Units, Class DI Units, Class I Units and Class M Units, the Trading Advisor agreed to share 50% of its management fee with MLAI; (ii) with respect to Class F Units and Class F1 Units, the Trading Advisor agreed to share 30% of its management fee with MLAI; and (iii) with respect to Class G Units, the Trading Advisor agreed to share 36% of its management fee with MLAI. The Trading Advisor agreed to share the management fees with MLAI in order to defray costs in connection with and in consideration of BofA Corp.’s providing certain operational support for the Fund.

Effective September 1, 2017, the management fee rate for Class A, Class C, Class I, Class D, Class M and Class DI Units has been reduced from 2.0% to 0.90%, and the Trading Advisor will no longer share its management fee with the Sponsor.

Effective September 1, 2017, the management fee rate for Class F and Class F1 Units has been reduced from 1.0% to 0.85%, and the Trading Advisor has agreed to share 15% of its management fee with the Sponsor.

Effective September 1, 2017, the management fee rate for Class G Units has been reduced from 1.25% to 0.90%, and the Trading Advisor has agreed to share 20% of its management fee with the Sponsor.

Effective September 1, 2017, the Fund pays an 18% quarterly performance fee to the Trading Advisor with respect to all Classes of Units. The performance fee is calculated based on any increase in the aggregate Net Asset Value of the Classes of Units subject to the same rate of performance fees (each a “Class Group”), taken together, in excess of the Class Group’s highest Net Asset Value as of any previous calendar quarter end after adjustment for subscriptions and the performance fee then paid (“High Water Mark”).  The performance fee is also paid on net redemptions, and the High Water Mark is proportionately reduced.

Prior to September 1, 2017, the Performance Fee rate with respect to all Classes of Units was 20%.

6.              WEIGHTED AVERAGE UNITS

The weighted average number of Units outstanding for each Class is computed for purposes of disclosing net income (loss) per weighted average Unit.  The weighted average number of Units outstanding, for each Class, for the years ended December 31, 2017, 2016 and 2015 equals the Units outstanding as of such date, adjusted proportionately for Units sold or redeemed based on the respective length of time each was outstanding during the year.

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